                                                                    EXHIBIT 10.2

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                           SECOND AMENDED AND RESTATED
                               OPERATING AGREEMENT
                                       OF
                                EQUITYCO, L.L.C.

                           DATED AS OF AUGUST 31, 2004

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                                TABLE OF CONTENTS

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I.       DEFINED TERMS..........................................................................................        1

         1.01.    Defined Terms.................................................................................        1

         1.02.    Other Defined Terms...........................................................................        1

II.      ORGANIZATION...........................................................................................        1

         2.01.    Formation.....................................................................................        1

         2.02.    Name and Principal Place of Business..........................................................        2

         2.03.    Term..........................................................................................        2

         2.04.    Registered Agent and Registered Office........................................................        2

         2.05.    Purpose.......................................................................................        2

         2.06.    Gaming Licenses...............................................................................        3

         2.07.    Capitalization................................................................................        4

III.     MEMBERS................................................................................................        5

         3.01.    Admission of Members..........................................................................        5

         3.02.    Limitation on Liability.......................................................................        5

IV.      CAPITAL................................................................................................        6

         4.01.    Initial Capital Contributions.................................................................        6

         4.02.    Additional Capital Contributions..............................................................        7

         4.03.    Capital Accounts..............................................................................        8

V.       INTERESTS IN THE COMPANY...............................................................................        9

         5.01.    Percentage Interests..........................................................................        9

         5.02.    Ownership.....................................................................................        9

         5.03.    Waiver of Partition...........................................................................        9

VI.      ALLOCATIONS AND DISTRIBUTIONS..........................................................................       10

         6.01.    Allocations...................................................................................       10

         6.02.    Special Allocations and Compliance with Section 704(b)........................................       10

         6.03.    Distributions of Net Cash Flow................................................................       11

         6.04.    Tax Liability Distributions...................................................................       11

         6.05.    Distributions in Liquidation..................................................................       12

         6.06.    Reinvestment of Cash Flow.....................................................................       12

         6.07.    Tax Matters...................................................................................       12

         6.08.    Tax Matters Partner...........................................................................       12
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         6.09.    Section 704(c)................................................................................       13

         6.10.    Withholding...................................................................................       13

VII.     MANAGEMENT.............................................................................................       14

         7.01.    Management....................................................................................       14

         7.02.    Members of the Board of Managers..............................................................       14

         7.03.    Officers......................................................................................       18

         7.04.    Duties And Conflicts..........................................................................       19

         7.05.    Expenses......................................................................................       20

         7.06.    Affiliate Transactions........................................................................       21

VIII.    BOOKS AND RECORDS......................................................................................       21

         8.01.    Books and Records.............................................................................       21

         8.02.    Accounting and Fiscal Year....................................................................       22

         8.03.    Reports.......................................................................................       22

         8.04.    The Company Accountant........................................................................       24

         8.05.    Reserves......................................................................................       24

         8.06.    The Renovation Capital Expenditure Budget.....................................................       24

IX.      TRANSFER OF INTERESTS..................................................................................       24

         9.01.    No Transfer...................................................................................       24

         9.02.    Tag-Along Rights..............................................................................       25

         9.03.    Drag-Along Rights.............................................................................       26

         9.04.    Nontransferable Rights........................................................................       27

         9.05.    Transferees...................................................................................       27

         9.06.    Section 754 Election..........................................................................       28

         9.07.    Certain Preemptive Rights.....................................................................       28

         9.08.    Transfer of Equity in BH/RE...................................................................       29

         9.09.    Transfer of Rights under this Agreement.......................................................       29

         9.10.    Issuance of Additional Interests..............................................................       30

         9.11.    Transfer of Entire Interests..................................................................       30

         9.12.    Registration Rights Agreement.................................................................       30

X.       EXCULPATION AND INDEMNIFICATION........................................................................       30
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         10.01.   Exculpation...................................................................................       30

         10.02.   Indemnification...............................................................................       31

XI.      DISSOLUTION AND TERMINATION............................................................................       32

         11.01.   Dissolution...................................................................................       32

         11.02.   Termination...................................................................................       33

         11.03.   Liquidating Member............................................................................       33

XII.     PUT-CAll PROVISIONS....................................................................................       34

         12.02.   Put Right.....................................................................................       36

         12.03.   Determination of Breach of Hotel Management Agreement.........................................       38

         12.04.   Power of Attorney.............................................................................       40

XIII.    MISCELLANEOUS..........................................................................................       40

         13.01.   Representations and Warranties of the Members.................................................       40

         13.02.   Further Assurances............................................................................       41

         13.03.   Notices.......................................................................................       41

         13.04.   Governing Law.................................................................................       42

         13.05.   Attorney Fees.................................................................................       42

         13.06.   Captions......................................................................................       43

         13.07.   Pronouns......................................................................................       43

         13.08.   Successors and Assigns........................................................................       43

         13.09.   Extension Not a Waiver........................................................................       43

         13.10.   Creditors and Third Parties not Benefited.....................................................       43

         13.11.   Recalculation of Interest.....................................................................       43

         13.12.   Severability..................................................................................       43

         13.13.   Entire Agreement..............................................................................       44

         13.14.   Publicity.....................................................................................       44

         13.15.   Counterparts..................................................................................       44

         13.16.   Confidentiality...............................................................................       44

         13.17.   Venue.........................................................................................       45

         13.18.   Waiver of Jury Trial..........................................................................       45

         13.19.   Enforceability of Power of Attorney...........................................................       45
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        13.20.   Amendments....................................................................................        46

        13.21.   Rapid Resolution Process Required.............................................................        46
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Appendix A                  Defined Terms

                                      (iv)

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                           SECOND AMENDED AND RESTATED
                               OPERATING AGREEMENT
                                       OF
                                EQUITYCO, L.L.C.

         This SECOND AMENDED AND RESTATED OPERATING AGREEMENT of EquityCo, L.L.C., a Nevada limited liability company (the "Company") is made and entered into as of August 31, 2004, by and between (i) Starwood Nevada Holding, LLC, a Delaware limited liability company formerly known as SH/SH Acquisition I, LLC ("Starwood"), and (ii) BH/RE, L.L.C., a Nevada limited liability company ("BH/RE"), and amends and restates in its entirety the Amended and Restated Operating Agreement of the Company dated April 22, 2003 as amended by that certain Agreement, dated August 9, 2004, among Starwood, BH/RE, Sheraton Operating Company, the Company and OpBiz, L.L.C.

         WHEREAS, the Members desire to amend and restate the operating agreement of the Company as set forth herein;

         NOW, THEREFORE, the parties hereto hereby agree as follows:

                                I. DEFINED TERMS

         1.01. DEFINED TERMS. As used in this Agreement, capitalized terms used in this Agreement will have the meanings set forth on Appendix A to this Agreement, and by this reference Appendix A is incorporated herein as fully as if the provisions thereof had been included in the body of this Agreement in their entirety.

         1.02. OTHER DEFINED TERMS. As used in this Agreement, unless otherwise specified, (a) all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of this Agreement, (b) each accounting term has the meaning assigned to it in accordance with United States generally accepted accounting principles, (c) the terms "include" and "including" shall be construed as if followed by the phrase "without limitation", (d) the term "third parties" means a Person that is not a party to this Agreement and is independent from and unrelated to any party to this Agreement and is not an Affiliate of any party to this Agreement, and (e) all terms used in this Agreement which are not defined in Appendix A shall have the meanings set forth elsewhere in this Agreement. The use of any term defined in this Agreement in its uncapitalized form indicates that the word has its usual, normal and general meaning.

                                II. ORGANIZATION

         2.01. FORMATION. The Company has been formed as a limited liability company under the Nevada Act, and hereafter shall operate upon the terms and subject to the conditions set forth in this Agreement. The formation of the Company by filing articles of organization of the Company (the "Articles of Organization") in the Office of the Secretary of State of the State of Nevada is hereby ratified. Any Person authorized by the Board of Managers is hereby authorized to file and record any amendments to the Articles of Organization and such other documents as may be required or appropriate under the Nevada Act or the laws of any jurisdiction in which the Company may conduct business or own property.

         2.02. NAME AND PRINCIPAL PLACE OF BUSINESS.

         (a) NAME. The name of the Company is set forth on the cover page to this Agreement. The Board of Managers may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Board of Managers may from time to time determine. All business of the Company shall be conducted under such name, and title to all assets of the Company shall be held in such name. In the event the Board of Managers changes the name of the Company or adopts any other name for use by the Company, the Company shall promptly file or record with the proper offices in each jurisdiction and political subdivision in which the Company is conducting business such amendments or certificates, applications or other documents as are required or permitted by any applicable limited liability company, assumed or fictitious name statutes, or similar statutes or laws in effect in each such jurisdiction or political subdivision thereof.

         (b) PRINCIPAL PLACE OF BUSINESS. The principal place of business and office of the Company shall be located at such place as the Board of Managers may from time to time designate (in each case, all the Members shall be provided with notice of any change in the principal place of business and office of the Company).

         2.03. TERM. The term of the Company shall be perpetual.

         2.04. REGISTERED AGENT AND REGISTERED OFFICE. The name of the Company's registered agent for service of process is The Corporation Trust Company of Nevada, and the address of the Company's registered agent and the address of the Company's registered office in the State of Nevada is 6100 Neil Road, Suite 500, Reno, Nevada 89511. Such agent and such office may be changed from time to time by the Board of Managers. Any Person authorized by the Board of Managers is hereby authorized, for the purposes of authorizing or qualifying the Company to do business in any state, territory, or dependency of the United States in which it is necessary or expedient for the Company to transact business, to do any and all acts and things necessary to obtain from such state, territory or dependency any such authorization or qualification, including any filing or recording deemed necessary by such Person authorized by the Board of Managers.

         2.05. PURPOSE.

         (a) GENERAL. The principal purposes and business of the Company are (and the Members acknowledge and agree that each of the following is a part of the ordinary business of the Company):

                  (i) to form a limited liability company ("MezzCo"), and to manage and otherwise deal with the Company's interest in MezzCo, including causing MezzCo to borrow or otherwise obtain $50 million (or such greater or lesser amount as may be authorized from time to time by the Board of Managers) of financing and to form a Nevada limited liability company ("OpBiz");

                  (ii) to cause, directly or indirectly through MezzCo, OpBiz to
         (A) acquire substantially all of the assets and assume certain liabilities of Aladdin Gaming, L.L.C. ("Gaming") pursuant to (1) a sale under Section 363 of the Bankruptcy Code and an

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         assumption and assignment of executory contracts under Section 365 of the Bankruptcy Code or (2) a plan of reorganization under chapter 11 of the Bankruptcy Code and in connection therewith, cause OpBiz to enter into the Credit Agreement, (B) renovate the Aladdin Hotel and Casino (the "Property") into a Planet Hollywood-themed hotel/casino (the "Renovation"), (C) operate the casino, (D) enter into a management agreement pursuant to which the hotel portion of the hotel/casino initially will be managed by Sheraton Operating Corporation, a wholly-owned subsidiary of Starwood (the "Hotel Manager") as a "Sheraton" hotel (the "Hotel Management Agreement"), (E) enter into a licensing and merchandising arrangement with Planet Hollywood International, Inc. or one or more of its subsidiaries ("Planet Hollywood"), pursuant to which OpBiz will obtain certain licenses to use (x) the "Planet Hollywood" trademark and (y) certain items of movie, television and Hollywood memorabilia, all in the furtherance of the "theme" as described in clause (B) above, and (F) change or replace any of the arrangements described in clauses (A) through (E) from time to time as approved by the Board of Managers;

                  (iii) directly or indirectly through another entity, develop, own an economic interest in or operate a time share facility on property adjacent to the Property;

                  (iv) to manage and otherwise deal with the Company's direct and indirect interest in MezzCo and OpBiz;

                  (v) to make capital contributions and/or loans to MezzCo to enable MezzCo to make capital contributions and/or loans to OpBiz to enable OpBiz to operate its business; and

                  (vi) to conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes, and to do anything necessary or incidental to any of the foregoing.

The Company shall not engage in any other business or activity without the unanimous approval of the Board of Managers.

         (b) COOPERATION. Subject to the other terms and conditions of this Agreement and without intending to compromise any party's other rights, duties and obligations, the Members each agree to cooperate with each other in the activities of the Company, including but not limited to, the execution and delivery of documents approved by the Board of Managers which are necessary or required in connection with any such activity, including any review and/or approval process by any governmental bodies having jurisdiction over the Company, any of the Subsidiaries or the Property.

         2.06. GAMING LICENSES. The Members will, and will use their reasonable best efforts to cause each other appropriate person to, obtain appropriate gaming licenses with respect to the operation of the Property (including negotiating in good faith to amend this Agreement if and as required by the relevant gaming governmental authorities to the extent consistent with the Members' general economic agreements represented by this Agreement).

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         2.07. CAPITALIZATION.

         (a) MEMBERSHIP UNITS. Interests in the Company will be designated as "Membership Units." The Company will have the following classes of Membership
Units: (i) "Class A Membership Units" and (ii) "Class B Membership Units." Each of the Class A Membership Units and Class B Membership Units will have the relative preferences, rights, limitations or restrictions as set forth in this Agreement (which preferences, rights, limitations and restrictions shall, except to the extent otherwise expressly provided in this Agreement, be identical as between the Class A Membership Units and the Class B Membership Units). Each Membership Unit will be represented solely by an entry in the books for registration of Membership Units provided for in Section 8.01. All of the provisions of this Agreement will apply to and include all the Membership Units issued by the Company to any Member or acquired by any Person on and after the date hereof.

         (b) INITIAL ISSUANCES. Upon Starwood making the entire Starwood Initial Capital Contribution and BH/RE making the entire BH/RE Initial Capital Contribution, Starwood shall be the initial holder of 6,000,000 Class A Membership Units issued in connection with the initial capitalization of the Company and BH/RE shall be the initial holder of 34,000,000 Class B Membership Units issued in connection with the initial capitalizations of the Company.

         (c) SUBSEQUENT ISSUANCES. From and after the time that Starwood shall have made the entire Starwood Initial Capital Contribution and BH/RE shall have made the entire BH/RE Initial Capital Contribution, one Membership Unit shall be issued in respect of each dollar of Additional Capital Contribution, Preemptive Contribution or Reimbursement Shortfall Contribution made by any Member except as may be otherwise approved by the Board of Managers.

         (d) SAME CLASS FOR SUBSEQUENT ISSUANCES. The Membership Units issued to any Member in connection with any Additional Capital Contribution or any Preemptive Contributions shall be of the same class as the Membership Units held by such Member at the time of such contribution (or, if such Member holds both Class A Membership Units and Class B Membership Units, shall be allocated between Class A Membership Units and Class B Membership Units in proportion to the relative numbers of Class A Membership Units and Class B Membership Units held by such Members at such time); provided, however, that if any Contributing Member contributes a Non-Contributing Member's pro rata share of any requested capital contribution pursuant to Section 4.02(b), there shall be issued to such Non-Contributing Member in respect thereof the same class of Membership Units as would have been issued to such Non-Contributing Member had it made such requested capital contribution. The Membership Units issued to any Person that, immediately prior to such issuance, is not a Member shall be of such class as may be determined by the Board of Managers in accordance with Section 7.02(g).

         (e) FRACTIONAL MEMBERSHIP UNITS. Any fractional Membership Unit otherwise issuable hereunder shall be rounded down in each case to the nearest whole Membership Unit.

                                  III. MEMBERS

         3.01. ADMISSION OF MEMBERS. Each of Starwood and BH/RE is hereby admitted as a member of the Company and shall be shown as such on the books and records of the Company.

         3.02. LIMITATION ON LIABILITY.

         (a) GENERAL. Except as otherwise expressly provided in the Nevada Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company. Except as otherwise expressly provided in the Nevada Act or as provided in Section 10.02(b) hereof, the liability of each Member shall be limited to the amount of capital contributions made or required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due and payable pursuant to the provisions of this Agreement. Further, except as otherwise expressly provided herein to the contrary, no member of the Board of Managers, general or limited partner of any Member, shareholder, member or other holder of an equity interest in any Member, or any officer, director or employee of any of the foregoing or any of their Affiliates shall be obligated personally for any debt, obligation or other liability of the Company solely by reason of being a member of the Board of Managers, general or limited partner of any Member, shareholder, member or other holder of an equity interest of any Member, or officer, director, or employee of any of the foregoing or any of their Affiliates. Further, failure of the Company to observe any corporate or other formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Nevada Act shall not be grounds for any Member, member of the Board of Managers, general or limited partner of any Member, shareholder, member or other holder of an equity interest in any Member, or any officer, director or employee of any of the foregoing or any of their Affiliates to be held liable or obligated for any debt, obligation or other liability of the Company.

         (b) CAPITAL LIMITS. Except as expressly provided in this Agreement, no Member shall be required to contribute any capital other than the contributions specifically required by the provisions of Article IV hereof, nor shall any Member be required to loan any funds to the Company. A negative or deficit balance in any Member's Capital Account shall not be deemed to be an asset of the Company and no Member with a negative or deficit balance in its Capital Account shall have any obligation to the Company, any other Member, or any third party or creditor to restore any negative or deficit balance in its Capital Account (upon liquidation or dissolution of the Company or otherwise), except to the extent expressly provided for in this Agreement. Other than as set forth in
Section 10.02(b) hereof, no Member shall be liable for the return of the Capital Contributions, Capital Account or any portion thereof, of any other Member, it being expressly understood and agreed that such return shall be made solely from the assets of the Company and only in accordance with the provisions of this Agreement. No Member shall be entitled to withdraw or receive a return of any portion of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under applicable law. No Member shall be entitled to demand property other than cash in return for its Capital Contributions to the Company, its Capital Account, or its

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Interests in the Company. For purposes of this Section 3.02, the term "Capital
Account" shall be deemed to also include the capital account of any Member for financial or book purposes or as set forth in the Nevada Act or under common law.

         (c) SURVIVAL. The provisions of this Section 3.02 will survive the termination or expiration of this Agreement and the dissolution, liquidation and winding up of the Company.

                                  IV. CAPITAL

         4.01. INITIAL CAPITAL CONTRIBUTIONS. Contemporaneously with the execution by OpBiz of the Purchase Agreement, BH/RE made a cash contribution to the capital of the Company in the amount of $5 million. The Company used such cash to make a $5 million capital contribution to MezzCo and caused MezzCo to make a $5 million capital contribution to OpBiz so that OpBiz could make the Initial Earnest Money Deposit under the Purchase Agreement. At such time as the Second Earnest Money Deposit ($5 million) was required under the Purchase Agreement, Starwood made a cash contribution to the capital of the Company in an amount ($1.5 million) equal to 15% of the sum of the Initial Earnest Money Deposit and the Second Earnest Money Deposit and BH/RE made a cash contribution to the capital of the Company in an amount ($3.5 million) equal to the difference between the amount of the Second Earnest Money Deposit and the amount of the Starwood Contribution, which funds were contributed by the Company to the capital of MezzCo, and immediately following the Company caused MezzCo to contribute such funds to the capital of OpBiz to fund the Second Earnest Money Deposit. Upon satisfaction (or waiver by Starwood and BH/RE) of the following two conditions, (a) BH/RE, without offset, shall make a cash contribution to the capital of the Company in the amount of (1) $70 million, less (2) $8.5 million (the amount of prior capital contributions made by BH/RE pursuant to this Section 4.01), less (3) the lesser of (A) the net amount of financing obtained by MezzCo as contemplated by Section 2.05(a)(i) or (B) $50 million (collectively, the "BH/RE Initial Capital Contribution") by directing the Escrow Agent, as set forth below, to wire to a Company account designated by the Board of Managers any portion of the BH/RE Initial Capital Contribution not already made by BH/RE (provided, however, that if the Escrow Agent does not have funds from BH/RE therefor, BH/RE shall itself make the cash contribution to the Company) and (b) Starwood, without offset, shall make a cash contribution to the capital of the Company in the amount of (1) $20 million, less (2) $1.5 million (the amount of the prior capital contribution made by Starwood) and less (3) any portion of the Extension Earnest Money Deposit (as defined in the Purchase Agreement) funded by Starwood as contemplated by Section 7.05 (collectively, the "Starwood Initial Capital Contribution"), by directing the Escrow Agent, as set forth below, to wire transfer the Starwood Initial Capital Contribution to a Company account designated by the Board of Managers (provided, however, that if the Escrow Agent does not have funds from Starwood therefor, Starwood shall itself make the cash contribution to the Company):

                  (i) the contemporaneous acquisition by OpBiz of the Property; and

                  (ii) receipt of gaming licenses and approvals of Governmental Authorities, or alternative arrangements thereto, necessary for OpBiz to acquire the Property and operate the business conducted at the Property, taken as a whole, materially consistent with past practices.

Each of Starwood and BH/RE shall use reasonable efforts to cause such conditions to be satisfied as promptly as is practicable. Starwood shall use reasonable efforts to transfer, prior to August 11, 2004, the Starwood Initial Capital Contribution (other than the $1.5 million already funded by Starwood in connection with the Initial Earnest Money Deposit and the Second Earnest Money Deposit and other than any portion of the Extension Earnest Money Deposit funded by Starwood as contemplated by Section 7.05) into a sole order escrow account controlled solely by Starwood and held by Escrow Agent (as defined in the Purchase Agreement) to be held by the Escrow Agent until the Closing Date or the termination of the Purchase Agreement, as the case may be, or the earlier instruction to the Escrow Agent by Starwood to deliver the funds to the Company. BH/RE shall use reasonable efforts to transfer, prior to August 11, 2004, the BH/RE Initial Capital Contribution (less the $8.5 million already funded by BH/RE in connection with the Initial Earnest Money Deposit and the Second Earnest Money Deposit and any other part of the BH/RE Initial Capital Contribution theretofore funded by BH/RE to the Company) into a sole order escrow account controlled solely by BH/RE and held by the Escrow Agent to be held by the Escrow Agent until the Closing Date or the termination of the Purchase Agreement, as the case may be, or the earlier instruction to the Escrow Agent by BH/RE to deliver the funds to the Company.

The parties intend for such Initial Capital Contributions to be used by the Company to (A) capitalize the Subsidiaries, (B) fund the Subsidiaries to pay costs related to the Renovation and other amounts permitted by the Credit Agreement, (C) pay, or provide funds to the Subsidiaries to pay, expenses of the types described in Section 7.05(a) in accordance with the terms thereof, and (D) use any remaining amounts to pay obligations under the Credit Agreement.

It is recognized that either of Starwood or BH/RE may choose to fund to the Company all or part of its Initial Capital Contribution earlier than otherwise required hereby. It is agreed that if either BH/RE or Starwood funds to the Company all or a portion of their respective Initial Capital Contributions (other than the contributions made to fund the Initial Earnest Money Deposit and the Second Earnest Money Deposit and the Extension Earnest Money Deposit) and the Purchase Agreement is terminated, then immediately upon such termination (and in priority to any other payment required by this Agreement and notwithstanding anything in this Agreement (including Article VI and Section 7.05) to the contrary), the Company shall immediately refund to BH/RE and Starwood an amount equal to their respective Initial Capital Contributions (other than the contributions made to fund the Initial Earnest Money Deposit and the Second Earnest Money Deposit and the Extension Earnest Money Deposit).

         4.02. ADDITIONAL CAPITAL CONTRIBUTIONS. (a) If at any time or from time to time the Board of Managers (or, with respect to a Credit Agreement Cure Call, any Member holding a Percentage Interest of 10% or more) determines that additional funds are necessary or desirable to meet the obligations or needs of the Company or any Subsidiary, the Board of Managers may request that the Members make Additional Capital Contributions on a pro rata basis in accordance with their relative Percentage Interests. Any such request shall be in writing, and shall state the aggregate amount of the funds requested, each Member's pro rata share thereof (based upon Percentage Interests), and a brief description of the proposed use of such Additional Capital Contributions. Each Member may, at its option, contribute its pro rata share of the funds requested. Any Additional Capital Contributions made pursuant to this Section 4.02(a) shall be made by wire transfer of funds to a Company account designated by the Board of Managers on or before a date designated by the Board of Managers in such notice (the "Contribution Date").

         (b) If any one or more Members (each a "Non-Contributing Member") does not timely make its pro rata share of any capital contribution (or any portion thereof) requested pursuant to Section 4.02(a) hereof, all the other Members that have made their pro rata portion of such capital contribution (such other Members, the "Contributing Members") may (i) contribute the Non-Contributing Members' pro rata share of such requested capital contributions or (ii) in the event of a Credit Agreement Cure Call, loan to the Company an amount equal to the Non-Contributing Members' pro rata share of such requested capital contributions, which loan will be evidenced by a promissory note issued by the Company in the amount of such loan with interest at a rate of 15% per annum (or, if lower, the maximum rate permitted by applicable law), a maturity date of ten
(10) years after the making of such loan, all principal and interest coming due at maturity, mandatory prepayments (applied first to accrued but unpaid interest and then to principal) from any amounts that otherwise would be available for distribution to the Members under Sections 6.03 or 6.05 (but not Section 6.04), and provision for prepayment at any time at the option of the Company (such action to be taken by delivery, within five Business Days after the Contribution Date, of notice to such effect to the Company and the Non-Contributing Members, and any election hereunder shall be taken as determined by a Majority-in-Interest of the Contributing Members and shall be consummated within ten Business Days after the Contribution Date).

         4.03. CAPITAL ACCOUNTS. A separate capital account ("Capital Account") will be maintained for each Member in accordance with Treasury Regulation
Section 1.704-1(b)(2)(iv). Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:

                  (a) Each Member's Capital Account will be credited with:

                           (i) Any contributions of cash made by such Member to
                  the capital of the Company plus the fair market value of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);

                           (ii) The Member's distributive share of Net Profit,
                  Profit and items thereof allocated to such Member hereunder;
                  and

                           (iii) Any other increases required by Treasury
                  Regulation Section 1.704-1(b)(2)(iv).

                  (b) Each Member's Capital Account will be debited with:

                           (i) Any distributions of cash made from the Company
                  to such Member plus the fair market value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);

                           (ii) The Member's distributive share of Net Loss,
                  Loss and items thereof allocated to such Member hereunder; and

                           (iii) Any other decreases required by Treasury
                  Regulation Section 1.704-1(b)(2)(iv).

                  (c) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above there shall be taken into account Code
         Section 752(c) and any other applicable provisions of the Code and Regulations.

                  (d) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members), are computed in order to comply with such Regulations, the Board of Managers may make such modification provided that it is not likely to have a material effect on the amounts distributed to any person pursuant to Section 11.02 hereof upon the dissolution of the Company. The Board of Managers also shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

                  (e) In the event that any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor Member to the extent such Capital Account related to the transferred Interest.

                          V. INTERESTS IN THE COMPANY

         5.01. PERCENTAGE INTERESTS. With regard to each Member separately, the Percentage Interest of each Member will be calculated as set forth in the definition of "Percentage Interest" in Appendix A attached hereto (in each case, subject to adjustment as provided in this Agreement).

         5.02. OWNERSHIP. Membership Units will constitute personal property and no Member will have a claim to or interest in specific property of the Company.

         5.03. WAIVER OF PARTITION. Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have:

                  (a) To cause the Company or any of its assets to be partitioned;

                  (b) To cause the appointment of a receiver for all or any portion of the assets of the Company;

                  (c) To compel any sale of all or any portion of the assets of the Company pursuant to any applicable law; or

                  (d) To file a complaint, or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 5.03, and without such waivers no Member would have entered into this Agreement.

                       VI. ALLOCATIONS AND DISTRIBUTIONS

         6.01. ALLOCATIONS.

                  (a) Except as provided in 6.01(b), for each Taxable Year of the Company or part thereof, Net Profit or Net Loss shall be allocated to the Members (after all allocations pursuant to Section 6.02 hereof have been made) in such a manner so as to cause the Partially Adjusted Capital Accounts of the Members to equal, as nearly as possible, their respective Target Accounts.

                  (b) Items comprising Winding Up Profit and Loss shall be allocated to make, as nearly as possible, the Adjusted Capital Accounts of each Member equal the amount such Member would receive if the aggregate positive balances in the Adjusted Capital Accounts was distributed pursuant to Section 6.03 (taking the penultimate sentence of Section 6.04 into account).

         6.02. SPECIAL ALLOCATIONS AND COMPLIANCE WITH SECTION 704(b). The following special allocations shall, except as otherwise provided, be made in the following order prior to any allocations pursuant to Section 6.01:

                  (a) Notwithstanding anything to the contrary contained in this
         Article VI, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any Taxable Year or other period, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of Company Profit for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulation
         Section 1.704-2.

                  (b) Nonrecourse Deductions for any Taxable Year or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Members, pro rata in proportion to their respective Percentage Interests at the time of such allocation.

                  (c) Any Member Nonrecourse Deductions for any Taxable Year or other period shall be allocated to the Member that made or guaranteed or is otherwise liable with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with the principles set forth in Treasury Regulation Section 1.704-2(i).

                  (d) Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a negative balance in his or its Capital Account shall be allocated items of Profit sufficient to eliminate such increase or negative balance, as quickly as possible, to the extent required by such Treasury Regulation.

                  (e) No allocation of loss or deduction shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit. Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation Section 1.704-1 in proportion to their respective Percentage Interests.

         6.03. DISTRIBUTIONS OF NET CASH FLOW. Except as otherwise provided in the last paragraph of Section 4.01 or in Sections 6.04 and 6.05 below, the Company shall, to the extent and at times determined by the Board of Managers (but subject to clause (ii) of Section 4.02(b)), make distributions of Net Cash Flow (to the extent and if available) to the Members in the following manner:

                  (a) First, to the Class A Members, in proportion to their respective Class A Percentage Interests, until the sooner of (i) the Contribution Accounts of all Class A Members being reduced to zero or
         (ii) the Class A Members in the aggregate having received distributions equal to $20 million and then second to the Class B Members, in proportion to their respective Class B Percentage Interests, until the sooner of (i) the Contribution Accounts of all Class B Members being reduced to zero or (ii) the Class B Members in the aggregate having received distributions equal to $20 million and then third to the Members in proportion to their respective Contribution Accounts until their Contribution Accounts have been reduced to zero.

                  (b) Fourth to the Class B Members, in proportion to their respective Class B Percentage Interests until the Class B Members in the aggregate have received aggregate distributions pursuant to this
         Section 6.03(b) and Section 6.03(a) in an amount equal to the total Percentage Interests of all Class B Members in the aggregate multiplied by the aggregate distributions theretofore made under Section 6.03(a) and this Section 6.03(b).

                  (c) Fifth, to the Members in accordance with and in proportion to their respective Percentage Interests.

         6.04. TAX LIABILITY DISTRIBUTIONS. Notwithstanding Section 6.03, for each quarter of the Taxable Year (other than during a Winding Up Year) ("Tax Quarter"), the Company shall, to the extent it has cash available therefor, make a cash distribution, no later than 10 days after the end of each Tax Quarter (a "Tax Liability Distribution"), to each Member (to the extent of cash available for distribution) in amounts intended to enable the Members to discharge their "Tax Liability." For this purpose, the Tax Liability of a Member shall equal the product of (a) the sum of the net income and net gain, as determined for federal income tax purposes, reasonably expected by the Board of Managers to be allocable to such Member as a result of the allocations under Article VI for such Tax Quarter, and (b) the maximum combined United States and New York tax rate applicable to individuals or corporations (whichever is higher) on ordinary income and capital gain, and taking into account the deductibility of state and local income taxes for United States federal income tax purposes and the character of the income in question and the holding period of any asset sold. Any Tax Liability Distributions shall be made to a Member only if and to the extent the distributions made to such Member pursuant to Sections 6.03(a), 6.03(b) or 6.03(c) for the Tax Quarter are less than the Tax Liability of such Member for the Tax Quarter, and any Tax Distributions made to a Member shall reduce the amount of the next distribution(s) that such Member would or will otherwise receive pursuant to Section 6.03. The Company shall make adjusting distributions in subsequent Tax Quarters pursuant to this Section 6.04 to a Member that received a Tax Liability Distribution(s) in previous Tax Quarter(s) than was less than such Member's Tax Liability in such Tax Quarter(s).

         6.05. DISTRIBUTIONS IN LIQUIDATION. Upon the dissolution and winding-up of the Company, the proceeds of sale and other assets of the Company distributable to the Members under Section 11.02(c)(iii) shall be distributed not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) to the Members in proportion to and in accordance with their respective positive Capital Account balances (after adjustment to reflect the allocations pursuant to Section 6.01 and Section 6.02 hereof). With the approval of the Board of Members, a pro rata portion of the distributions that would otherwise be made to the Members under the preceding sentence may be distributed by the Company to a trust established by the Board of Managers (for the benefit of the Members) for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. The assets of any trust established under this Section 6.05 will be distributed to the Members (from time to time by the trustee of the trust upon approval by the Board of Managers) in the same proportions as the amount distributed to the trust by the Company would otherwise have been distributed to the Members under this Agreement.

         6.06. REINVESTMENT OF CASH FLOW. Notwithstanding the provisions of
Section 6.03 and subject to Section 6.04, at the discretion of the Board of Managers, the Company may reserve reasonable amounts of Net Cash Flow of the Company for any purpose (subject to Section 7.02(g)(viii)).

         6.07. TAX MATTERS. The Members intend for (i) the Company to be treated as a partnership for federal income tax purposes, (ii) MezzCo to be treated as a corporation for U.S. federal income tax purposes and (iii) OpBiz to be treated, as determined by the tax matters partner, as a corporation, partnership or an entity that is to be disregarded as separate from its owners for U.S. federal income tax purposes. No Member shall take any action contrary to the preceding sentence. Subject to the foregoing, the Board of Managers has the right and power and is authorized to make all applicable elections, determinations and other decisions under the Code and applicable Treasury Regulations, and under any tax code or act of a foreign jurisdiction which is applicable to the Company or any similar election to be made by the Company in respect of any Subsidiary, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company's or any Subsidiary's tax return.

         6.08. TAX MATTERS PARTNER. BH/RE is hereby designated as the tax matters partner within the meaning of Section 6231(a)(7) of the Code and, subject to Section 6.07 hereof, shall exercise all rights, obligations and duties of a tax matters partner under the Code. The Board of

Managers may in its discretion designate any other Member as a substitute or alternate tax matters partner by written notice thereof to all of the Members.

         6.09. SECTION 704(c). In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property.

         6.10. WITHHOLDING.

         (a) AUTHORIZED WITHHOLDING. Each Member authorizes the Company to withhold from or pay on behalf of or with respect to the Member any amount of federal, state, local, or foreign taxes that the Board of Managers determines the Company may be required to withhold or pay to any Governmental Authority with respect to any amount distributable or allocable to the Member pursuant to this Agreement. Except as otherwise provided in this Agreement to the contrary, any amount withheld from any distribution otherwise payable to a Member will be deemed to have been distributed to the Member for purposes of this Agreement and paid by such Member to the relevant taxing authority. Any amount paid on behalf of or with respect to a Member other than amounts withheld from distributions otherwise payable to a Member shall constitute a loan by the Company to the Member, which loan shall be due within fifteen (15) days after repayment is demanded of the Member in question by the Board of Managers. Any amounts payable by a Member hereunder shall bear interest at 18% per annum, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand by the Board of Managers) until such amount is paid in full.

         (b) INDEMNIFICATION. None of the Company, any Subsidiary, any Member or any member of the Board of Managers, general or limited partner of any Member, member, shareholder or other holder of an equity interest of any Member, or any officer, director or employee of any of the foregoing or any of their Affiliates (each an "Indemnified Party"), shall be liable for any U.S. federal, state, local or foreign taxes with respect to, on account of, or on behalf of any other Member's interest in the Company or any Subsidiary or in any way attributable to such other Member, such other Member's status, the status of any direct or indirect partner, shareholder or other beneficial owner of such other Member or any of its Affiliates. Each Member (the "Indemnifying Party") agrees to indemnify and hold harmless the other Indemnified Parties from and against any U.S. federal, state, local or foreign taxes that any Indemnified Party may be required to withhold or pay to any governmental authority on account of, on behalf of, or with respect to such Indemnifying Party's interest in the Company or any Subsidiary or in any way attributable to such Indemnifying Party, such Indemnifying Party's status or the status of any direct or indirect partner, shareholder or other beneficial owner of such Indemnifying Party or any of its or their Affiliates.

                                VII. MANAGEMENT

         7.01. MANAGEMENT.

         (a) BOARD OF MANAGERS. Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be vested in and controlled by managers acting exclusively by means of and through a committee of persons appointed in writing pursuant to Section 7.02 (the "Board of Managers"). Each person appointed by a Member to the Board of Managers pursuant to Section 7.02(a) shall act at the exclusive direction of, be the agent for and shall be free to represent the views and positions of such appointing Member; provided, however, each member of the Board of Managers shall be required to act in accordance with the Standard of Care. The Board of Managers shall have responsibility for establishing the policies and operating procedures with respect to the business and affairs of the Company and for making all decisions as to all matters which the Company has authority to perform, as fully as if all the Members were themselves making such decisions in lieu thereof. Without limiting the generality or effect of the preceding sentence, the Board of Managers may make such rules and regulations, not inconsistent with this Agreement, as it may deem expedient with respect to the issue, transfer and recordation of ownership of the Membership Units. All decisions made with respect to the management and control of the Company and approved by the Board of Managers (except for such decisions which by the express terms of this Agreement require the approval of all the Members) shall be binding on the Company and all Members. The Board of Managers may, unless otherwise determined by the Board of Managers, delegate certain administrative functions to the officers, agents or representatives of the Company. No Member has the authority to bind the Company.

         (b) PROFESSIONAL ADVISORS. Subject to Section 7.02(g) and Section 7.06, the Board of Managers may, on behalf of the Company or any Subsidiary, employ, engage or retain any Persons (including any Affiliate of any Member) to act as brokers, accountants, attorneys, engineers, investment bankers or in such other capacities as the Board of Managers may determine are necessary or desirable in connection with the Company's or any Subsidiary's business, and the Members and the members of the Board of Managers shall be entitled to rely in good faith upon the recommendations, reports and advice given them by any such Persons in the course of their professional engagement.

         7.02. MEMBERS OF THE BOARD OF MANAGERS.

         (a) BOARD OF MANAGERS. Subject to change pursuant to Section 7.02(b), the Board of Managers shall consist of six (6) members. Subject to applicable Gaming Laws, four (4) members of the Board of Managers shall be appointed by BH/RE and two (2) shall be appointed by Starwood; provided, however, that any party with a right to appoint more than one member to the Board of Managers may appoint fewer than such number and allocate the votes associated with the vacant position(s) to one or more of the positions filled by such party (so that, for example, BH/RE could appoint two members of the Board of Managers with two votes each, in which case, for the quorum, voting and other provisions of this Agreement, each such member of the Board of Managers shall count as two members of the Board of Managers). The initial members of the Board of Managers appointed by BH/RE will be Doug Teitelbaum and Robert Earl (having two votes each), and the initial member of the Board of Managers appointed by

Starwood shall be Joe Long (having two votes). In addition, each Member may designate one or more alternative members to act in the absence of its representative. Each appointing Member may, by written notice to the others, remove any person appointed by such Member and appoint a substitute therefor.

         (b) CHANGE IN NUMBER. The number of members of the Board of Managers may be decreased (but not below the aggregate number of members of the Board of Managers that BH/RE and Starwood are entitled to appoint pursuant to Section 7.02(a)) or increased from time to time by vote of the Board of Managers. In connection with any increase, the Board of Managers shall specify the means by which the newly-created vacancies shall be filled

         (c) MEETINGS. Regular meetings of the Board of Managers shall be held at such times and places as shall be designated from time to time by resolution of the Board of Managers, provided the Board of Managers shall meet no less frequently than quarterly and provided such regular meetings of the Board of Managers shall be as often as necessary or desirable to carry out its management functions. Special meetings of the Board of Managers may be called by or at the request of the Chief Executive Officer of OpBiz or any member of the Board of Managers. The person or persons authorized to call the special meeting of the Board of Managers may fix either New York, New York, Las Vegas, Nevada or such other place within the continental United States as shall be agreed to by at least one member of the Board of Managers appointed by each Member as the place for holding the special meeting of the Board of Managers. The members of the Board of Managers appointed by Starwood may be excluded from a meeting of the Board of Managers for the portion of such meeting during which the alleged defaults by the Hotel Manager under the Hotel Management Agreement will be discussed.

         (d) NOTICE OF MEETINGS. Notice of any meeting of the Board of Managers shall be given no fewer than five (5) Business Days and no more than twenty (20) Business Days prior to the date of the meeting. Notices shall be delivered in the manner set forth in Section 13.03 hereof. The attendance of a member of the Board of Managers at a meeting of the Board of Managers shall constitute a waiver of notice of such meeting, except where a member of the Board of Managers attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not properly called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Managers need be specified in the notice or waiver of notice of such meeting.

         (e) QUORUM. A majority (in number of votes) of the members of the Board of Managers shall constitute a quorum for transaction of business at any meeting of the Board of Managers, provided such majority includes at least one (1) member appointed by Starwood (unless Starwood's rights have terminated as contemplated by Section 9.04) and two (2) members appointed by BH/RE; provided, however, that if there is a failure of a quorum at a duly called meeting because no member of the Board of Managers appointed by Starwood was present and a second meeting is called on notice as provided in Section 7.02(d), a quorum for that second meeting shall be a majority (in number of votes) of the members of the Board of Managers. If less than a majority (in number of votes) of the members of the Board of Managers are present at said meeting, a majority of the members of the Board of Managers present may adjourn the meeting at any time without further notice.

         (f) MAJORITY VOTE. Except as provided in Section 7.02(g) below, the act of a majority (in number of votes) of the members of the Board of Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers.

         (g) UNANIMOUS DECISIONS. The Board of Managers will not have any authority to authorize or approve or take any material action with regard to any of the following matters ("Unanimous Decisions"), unless the same has been approved by at least three (3) members (in number of votes) of the Board of Managers appointed by BH/RE (or any Person to whom it has transferred all of its rights under Section 7.02(a) of this Agreement) and, unless Starwood's rights have terminated as contemplated by Section 9.04, one (1) member of the Board of Managers appointed by Starwood:

                  (i) terminating the Chief Executive Officer of OpBiz initially appointed by OpBiz and replacing such officer if he is terminated by OpBiz (such initial Chief Executive Officer and any successors thereto being referred to as the "OpBiz CEO");

                  (ii) setting or modifying the compensation of the OpBiz CEO (it being agreed that the offer presently outstanding to Michael Mecca shall not require action other than majority action as contemplated by
         Section 7.02(f)) or the Chief Operating Officer, Chief Financial Officer or President of OpBiz;

                  (iii) approving any management equity incentive plan of the Company or any Subsidiary;

                  (iv) approving an agreement with a third party to manage the casino;

                  (v) approving the scope of and plans for the Renovation and Renovation Capital Expenditure Budget;

                  (vi) approving any transaction with any Affiliate of a Member that is not Arms Length (other than the Hotel Management Agreement, the License Agreement or as permitted thereunder or any transaction contemplated by the Time Share Plan as described in the Credit Agreement);

                  (vii) engaging in any other business or activity other than as contemplated in this Agreement on the date hereof;

                  (viii) issuing any Class A Membership Units to any Person that, immediately prior to such issuance, is not a Member; or

                  (ix) amending this Agreement in any manner that would result in the respective preferences, rights, limitations or restrictions associated with or applicable to the Class A Membership Units and the Class B Membership Units not being identical (except to the extent that such preferences, rights, limitations or restrictions are not identical by virtue of the express provisions of this Agreement in effect immediately prior to such amendment).

Starwood will cause the members of the Board of Managers appointed by it to approve any item within the scope of clause (ii) or (iii) if the proposed compensation or equity plan is reasonably comparable to those provided to similar officers or management by analogous private, single asset business reorganizations that are not part of a larger reorganization.

         Starwood will cause the members of the Board of Managers appointed by it to not unreasonably withhold their approval of any item within the scope of clause (i) above. There will be a rebuttable presumption that the members of the Board of Managers appointed by Starwood unreasonably withheld their approval if the members fail to approve three consecutive OpBiz CEO candidates having qualifications reasonably comparable to persons hired within the past five (5) years to be executives holding similar positions for similar properties on the Las Vegas strip. Members of the Board of Managers appointed by Starwood may withhold in their sole discretion their approval of any item within the scope of clause (ix) above.

         Notwithstanding anything to the contrary contained in this Section 7.02(g), the approval of the members of the Board of Managers appointed by Starwood shall not be required with respect to any Unanimous Decisions if: (i) the Hotel Manager has performed or failed to perform an act and that act or failure to act constitutes an Event of Default under the Hotel Management Agreement and (ii) OpBiz shall have established that it is entitled to terminate the Hotel Management Agreement upon the conclusion of the dispute resolution procedures pursuant to Section 10 of the Hotel Management Agreement, as modified by the provisions of Section 12.03 of this Agreement, or the Hotel Manager shall not have commenced such dispute resolution procedures within five (5) Business Days of OpBiz delivering notice of the Event of Default to the Hotel Manager.

         With respect to any matter that is both (i) requiring a Unanimous Decision or otherwise requiring the approval of Starwood or the Starwood Designee, and (ii) put to a vote by one or more members of the Board of Managers appointed by BH/RE (the "BH/RE Designees"), such BH/RE Designees shall provide the member or members of the Board of Managers appointed by Starwood (the "Starwood Designee") a written notice specifying the action to be taken and a brief narrative statement supporting the recommended action as being in the best interest of EquityCo. For matters with respect to which the Starwood Designee has received the written notice described above, Starwood agrees that it will not, and it will cause the Starwood Designee to not, exercise its approval rights to delay or prevent the authorization or approval (or fail to take an action necessary or appropriate to permit the immediate approval), unless Starwood reasonably determines that such matter is not in the best interest of EquityCo (in which case Starwood and the Starwood Designee shall promptly deliver to the BH/RE Designees a written notice specifying why they believe such matter is not in the best interest of EquityCo). If after receipt and review of the notice from the Starwood Designee, the BH/RE Designees still desire to take such course of action, the dispute resolution process described in Section 13.21 hereof (the "Rapid Resolution Process") shall be used to determine whether Starwood or the Starwood Designee properly exercised the approval rights in accordance with the reasonableness standard set forth herein. If Starwood does not deliver such notice to the BH/RE Designees within ten (10) business days after the initial written notice provided by the BH/RE Designees (which notice shall be delivered in the same manner as contemplated for notices to Starwood under Section 13.03 or by email) is given to the Starwood Designee, then the Starwood Designee shall be deemed to have approved the action in the initial notice provided by the BH/RE Designees.

         Starwood and BH/RE agree that the right to approve the amount, terms and structure of any current or future financing of OpBiz, MezzCo or EquityCo (mezzanine, senior or otherwise) and obtaining waivers or consents under, or amendments or changes to, the Credit Agreement or other financing documents shall not constitute a Unanimous Decision and no such financings, waivers, consents, amendments or changes will constitute a failure of a condition to Starwood's obligation to make the Starwood Initial Capital Contribution. It shall be a proper purpose and consistent with the Standard of Care to approve such financings and obtain such waivers, consents, amendments or changes to obtain funds to pay Fees and Expenses.

         (h) ACTION BY WRITTEN CONSENT. Any action required to be taken at a meeting of the Board of Managers or any other action which may be taken at a meeting of the Board of Managers may be taken without a meeting if a consent in writing, setting forth the actions so taken, shall be signed by the number (in number of votes) of the members of the Board of Managers required to approve such action at a properly called and constituted meeting of the Board of Managers at which all members of the Board of Managers entitled to vote with respect to the subject matter thereof were present and voting. Any such consent signed by members of the Board of Managers indicated above shall have the same effect as an act of the number of the members of the Board of Managers indicated above at a properly called and constituted meeting of the Board of Managers at which all of the members of the Board of Managers were present and voting.

         (i) CONFERENCE TELEPHONE MEETINGS. The members of the Board of Managers may participate in and act at all meetings of the Board of Managers through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meetings shall constitute attendance in person at the meeting of the person or persons so participating.

         (j) NO REMUNERATION. Except as otherwise determined by the Board of Managers, no member thereof shall be entitled to receive any salary or any remuneration or expense reimbursement from the Company for his services as a member of the Board of Managers.

         (k) MINUTES. A written record of all meetings of the Board of Managers and all decisions made by it shall be made by the Secretary of the Company, and kept in the records of the Company.

         7.03. OFFICERS.

         (a) ELECTION OF OFFICERS: TITLES AND TERM OF OFFICE. Subject to applicable Gaming Laws, the Board of Managers may appoint such officers of the Company as it may desire each of whom shall have authority and perform such duties as the Board of Managers may from time to time specify, and shall hold office until he or she shall resign or die or shall be removed or otherwise disqualified to serve. One person may hold more than one office.

         (b) REMOVAL AND RESIGNATION. Any officer may be removed, either with or without cause, by the Board of Managers at any regular or special meeting, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer may resign at any time upon written notice to the Company.

         (c) VACANCIES. A vacancy in the office of any officer, whether as a result of death, resignation, removal, disqualification or any other cause, may be filled by the Board of Managers at any regular or special meeting.

         (d) COMPENSATION. Officers and other employees of the Company shall receive such compensation as shall be determined by the Board of Managers, adopted in advance or after the rendering of the services, or by employment contracts entered into by the Board of Managers. Election or appointment of any officer or any other employee shall not of itself create contract rights or any rights to compensation hereunder.

         (e) OPBIZ CEO. The Board of Managers shall cause the Hotel General Manager, the Casino General Manager and the Chief Financial Officer to report to the OpBiz CEO. The OpBiz CEO shall, subject to the control of the Board of Managers and the terms of the Hotel Management Agreement, have general supervision, direction and control of the business and affairs of OpBiz, including the right to hire and fire employees and agents, the Director of Hotel Operations, the Director of Casino Operations and the Chief Financial Officer of OpBiz, and the OpBiz CEO shall have the authority, subject to the Hotel Management Agreement and any agreement described in Section 7.02(g)(iv), to resolve disputes among Property personnel (including those among the Hotel General Manager, the Casino General Manager and the Chief Financial Officer of OpBiz) and give direction to such persons. The OpBiz CEO shall have such other powers and duties as may be prescribed by the Board of Managers or this Agreement.

         7.04. DUTIES AND CONFLICTS.

         (a) GENERAL. The Members and their respective officers, employees, appointed members of the Board of Managers and Affiliates shall devote such time to the Company business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder. Except as provided hereunder or as otherwise approved by the Board of Managers, no Member nor any member, partner, shareholder, officer, director, employee, agent or representative of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement. The officers of the Company shall be required to act in accordance with the Standard of Care.

         (b) CONFLICTS AND COMPETITION. Each of the Members recognizes that each of the other Members and its members, partners, shareholders, officers, directors, employees, agents, representatives, appointed members of the Board of Managers and Affiliates, have or may have in the future other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and/or one or more of the Subsidiaries and that each of the other Members and its members, partners, shareholders, officers and directors, employees, agents, representatives, appointed members of the Board of Managers and Affiliates are entitled to carry on such other business interests, activities and investments. Except as provided in Section 2.16.2 of the Hotel Management Agreement or otherwise agreed to in writing by such Member or such Member's partners, shareholders, officers and directors, employees, agents, representatives, appointed members of the Board of Managers and Affiliates, (i) each of the Members and their partners, shareholders, officers and directors, employees, agents, representatives, appointed members of the Board of Managers and Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, and (ii) each of the Members and their partners, shareholders, officers and directors, employees, agents, representatives, appointed members of the Board of Managers and Affiliates may engage in any such activities, whether or not in competition with the Company or any Subsidiary without any obligation to offer any interest in such activities to the Company or to the other Members. Neither the Company nor the other Members nor their partners, shareholders, officers and directors, employees, agents, representatives, appointed members of the Board of Managers and Affiliates will have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company or any Subsidiary, will not be deemed wrongful or improper. Notwithstanding the provisions of this Section 7.04(b), no Member nor any Affiliate of any Member shall acquire, directly or indirectly, any debt, whether secured or unsecured, of OpBiz or, without (i) the prior written notice to the other Members at least three (3) days prior to such acquisition and (ii) an offer to the other Members to participate in the acquisition of such debt in proportion to their respective Percentage Interests, of MezzCo.

         7.05. EXPENSES. (a) Except as otherwise provided in this Agreement or in any of the agreements described in and approved in accordance with the terms of this Agreement and except for any costs to be borne by any third party under any agreement with the Company or its subsidiaries, the Company shall be responsible for paying, and shall pay, all Fees and Expenses. "Fees and Expenses" shall mean all costs and expenses (i) related to the business of the Company or its subsidiaries or the transactions contemplated by the Purchase Agreement, Credit Agreement or any other financing by the Company or its subsidiaries and paid, owed or owing to an unaffiliated third party with respect to BH/RE or Starwood (or any Affiliate of either of them), including, without limitation, costs, fees, expenses and amounts (1) of the type described in
Section 2.09(b) of the Purchase Agreement, (2) of attorneys, financial advisors, and accountants relating to the financing, business and operations of the Company (including, without limitation, the formation of OpBiz, the Company, EquityCo, Starwood and BH/RE) and its subsidiaries, (3) relating to obtaining and maintaining gaming licenses for and of the Company and its subsidiaries and their Affiliates and controlling persons and compliance with Nevada gaming laws and liquor licensing laws, (4) relating to the registration of BH/RE's voting membership interests under the Securities Exchange Act of 1934, (5) relating to the planned renovation of the Property into the "Planet Hollywood Hotel & Casino," or the operation of, or the preparation for assuming responsibility for the operation of, the Property (including but not limited to salary and other payments to Michael V. Mecca or other employees of OpBiz and marketing, promotional and renovation planning costs) and (6) paid by BH/RE to fund any Extension Earnest Money Deposit (as defined in the Purchase Agreement) as described below or (ii) with respect to costs and expenses incurred by BH/RE or Starwood (or any Affiliate of either of them) and paid, owed or owing to an unaffiliated third party, as otherwise approved by the Board of Managers (which approval, notwithstanding anything in this Agreement to the contrary (including Sections 7.02(g)(vi) and 7.06), may be given by a majority of the members of the Board of Managers, but, in which case, the categories of expenses so approved shall apply to all of the Members). BH/RE shall advance to OpBiz (or to the escrow account into which OpBiz is to deposit the Extension Earnest Money Deposit) 85% of the amount of each Extension Earnest Money Deposit, so that OpBiz can make payment of such Extension Earnest Money Deposit. (Starwood shall fund, or shall cause to be funded out of its sole order escrow account contemplated by Section 4.01, the other 15% of the amount of each Extension Earnest Money Deposit so that each Extension Earnest Money Deposit may be timely made, but those funds shall not be considered Fees and Expenses but, instead, shall be part of the Starwood Initial Capital Contribution as contemplated in Section 4.01.) If any of the Fees and Expenses described in this Section 7.05(a) are or have been paid by BH/RE or Starwood (or the sponsors of either of them), such Member shall be entitled to be reimbursed by the Company for such payment provided such Member has made its Initial Capital Contribution and the reimbursement of such Fees and Expenses has been approved by the Board of Managers (which approval, notwithstanding anything in this Agreement to the contrary (including Sections 7.02(g)(vi) and 7.06), may be given by a majority of the members of the Board of Managers). If the Company does not have sufficient funds to reimburse all of the reimbursable Fees and Expenses incurred by all of the Members as of Closing Date (after making such capital contributions to MezzCo as may be (i) contemplated under any financing agreement entered into by MezzCo or (ii) required to provide MezzCo with sufficient funds to make any capital contribution to OpBiz that may be contemplated by the Credit Agreement), then (1) Starwood shall bear 15% and BH/RE shall bear 85% of the shortfall, and (2) promptly following the Closing Date, Starwood and BH/RE shall contribute to the capital of the Company 15% and 85%, respectively, of the amount of such reimbursement shortfall (any such contribution being a "Reimbursement Shortfall Contribution").

         (b) If the Company receives the Expense Reimbursement under the Purchase Agreement, then Starwood shall be entitled to reimbursement of the lesser of $500,000 or its actual out-of-pocket costs and expenses for the costs described in Section 2.09(b) of the Purchase Agreement, and BH/RE shall be entitled to the remainder.

         (c) If the Company receives the Breakup Fee under the Purchase Agreement, such Breakup Fee shall be paid to BH/RE and Starwood pro rata, based upon the amount of the Earnest Money Deposit (as defined in the Purchase Agreement) funded by each of them through contributions to the capital of the Company.

         7.06. AFFILIATE TRANSACTIONS. The Company shall not, and shall not permit any Subsidiary to, enter into any transaction with an Affiliate of any Member (other than the Hotel Management Agreement, the License Agreement or as permitted thereby or as contemplated by the Time Share Plan described in the Credit Agreement) unless the material terms of the transaction, including any payments, fees, commissions, reimbursements or other forms of consideration paid or payable to such Member, are disclosed in writing to and approved by the Board of Managers (subject, if applicable, to the provisions of Section 7.02(g)).

                            VIII. BOOKS AND RECORDS

         8.01. BOOKS AND RECORDS. The Company shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts in which shall be entered fully and accurately each and every financial transaction with respect to the operations of the Company and ownership and operation of any property. The Company will keep or cause to be kept, at the principal office of the Company or its agent designated for such purpose, books for registration and transfer of the Membership Units. Such books will show the names and last known addresses of the respective holders of the Membership Units and the number of Membership Units held by each of them. The Company and its agent will be entitled to treat the registered holder of any Membership Units as the sole owner of such Membership Unit for all purposes and will not be bound to recognize any equitable or other claim or interest in such Membership Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Nevada Act. The Company will be entitled to establish such record dates as it deems appropriate from time to time for purposes of determining the Members entitled to receive distributions or notices or to exercise voting rights and for such other purposes as the Company deems expedient. In addition, the Company agrees to recognize on its books any Transfer of Membership Units which occur by operation of law as a result of the merger or consolidation of a Member into another Person or the liquidation and dissolution of a Member. The Company shall maintain a copy of the filed Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed, and a copy of this Agreement. Bills, receipts and vouchers shall be maintained on file by the Company. The Company shall maintain said books and accounts in a safe manner and separate from any records not having to do directly with the Company or any property of the Company. The Company shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section
8.03. Such books and records of account shall be prepared and maintained at the principal place of business of the Company or such other place or places as may from time to time be determined by the Board of Managers. Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company's office during reasonable business hours. A reasonable charge for copying books and records may be charged by the Company.

         8.02. ACCOUNTING AND FISCAL YEAR. The books of the Company shall be kept on the accrual basis in accordance with United States generally accepted accounting principles, practices and procedures ("GAAP") and on a tax basis and the Company shall report its operations for tax purposes on the accrual method. The fiscal year and the Taxable Year of the Company shall end on December 31 of each year, unless a different Taxable Year shall be required by the Code or established by the Board of Managers.

         8.03. REPORTS.

         (a) QUARTERLY REPORTS. The Company will prepare or use its reasonable best efforts to cause to be prepared and furnish to each Member within 45 calendar days after the end of each fiscal quarter of the Company, (i) unless such fiscal quarter is the last fiscal quarter of any fiscal year of the Company, (A) an unaudited balance sheet of the Company dated as of the end of such fiscal quarter, (B) an unaudited related income statement of the Company for such fiscal quarter, (C) an unaudited statement of cash flows of the Company for such fiscal quarter, (D) an unaudited statement of changes in each Member's capital for such fiscal quarter and information for the fiscal quarter as to the balance in each Member's Capital Account for such fiscal quarter, and (E) the Quarterly Financial Report required under the Hotel Management Agreement and
(ii) a status report of the Company's activities during such fiscal quarter. Each of the foregoing shall be prepared in accordance with GAAP.

         (b) ANNUAL REPORTS. The Company will prepare or use its reasonable best efforts to cause to be prepared, on an accrual basis in accordance with GAAP, and furnish to each Member no later than 90 days after the end of each fiscal year of the Company, an unaudited income statement of the Company and its Subsidiaries for such fiscal year, accompanied by a letter from the Company Accountant stating that, to the best of its knowledge, the said income statement is true and correct in all material respects. In addition, the Company will prepare or use its reasonable best efforts to cause to be prepared, and furnish to each Member no later than 90 days after the end of each fiscal year of the Company, (i) an audited balance sheet of the Company and its Subsidiaries dated as of the end of such fiscal year, (ii) an audited related income statement of the Company and its Subsidiaries for such fiscal year, (iii) an audited statement of cash flows for such fiscal year, (iv) an audited statement of each Member's Capital Account for such fiscal year, all of which shall be certified in the customary manner by the Company Accountant (which firm shall provide such balance sheet, income statement and statement of Capital Accounts in draft form to the Members for review prior to finalization and certification thereof) and (v) the Operating Year Financial Statement required under the Hotel Management Agreement.

         (c) OTHER REPORTS. The Company will furnish to each Member copies of all reports required to be furnished to any lender of the Company or any Subsidiary and any reports furnished to OpBiz, MezzCo or the Company under the Hotel Management Agreement.

         (d) TAX REPORTS. The Company will furnish or use its reasonable best efforts to cause to be furnished to each Member, or its tax advisors, not later than March 15 after the end of each fiscal year of the Company, sufficient information on the consolidated profit and loss of the Company that will enable the tax advisors of each Member to prepare all required tax and other reports needed to meet such Member's own reporting requirements. All schedules of book income shall be prepared on a GAAP basis. Promptly after the end of each fiscal year, if requested by any Member, the Company will use its reasonable best efforts to cause the Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving the Company during the fiscal year as will enable the Company and each Member to timely prepare its U.S. federal, state and local income tax returns in accordance with applicable laws, rules and regulations.

         (e) TAX RETURNS. Subject to the terms and conditions of the Hotel Management Agreement, the Company will use its reasonable best efforts to cause the Company Accountant to prepare all U.S. and Non-U.S. federal, state and local tax returns required of the Company with respect to each Taxable Year and to submit those returns to the Board of Managers for their approval not later than the first day of the third month after the end of the Taxable Year of the year following such Taxable Year, and if requested, the Company shall make such changes as are reasonably requested. After such returns have been approved by the Board of Managers, the Company shall file the tax returns. If the Board of Managers shall not have approved any such tax return prior to the date required for the filing thereof (including any extensions granted), the Company will timely obtain an extension of such date to the extent such an extension is available.

         (f) OTHER. The Company shall prepare or use its reasonable best efforts to cause to be prepared such additional financial reports, statements and other information as the Board of Managers may determine are appropriate. All decisions as to accounting principles shall be made by the Board of Managers subject to the provisions of this Agreement.

         8.04. THE COMPANY ACCOUNTANT. The Company shall retain as the regular accountant and auditor for the Company (the "Company Accountant") any nationally-recognized U.S. accounting firm approved by the Board of Managers.

         8.05. RESERVES. The Board of Managers may, in its discretion and subject to Section 6.04 and such other conditions as it shall determine, establish reasonable reserves for the purposes and requirements as it may deem appropriate.

         8.06. THE RENOVATION CAPITAL EXPENDITURE BUDGET. No later than December 1 of each year, the Company shall prepare and submit to the members of the Board of Managers for their approval a proposed updated Renovation Capital Expenditure Budget each year until the Renovations are complete. Each Renovation Capital Expenditure Budget shall set forth for the applicable year all anticipated capital expenditures for the Renovation.

                           IX. TRANSFER OF INTERESTS

         9.01. NO TRANSFER. Except as expressly permitted or contemplated by this Agreement,

         (a) Until one year following the Closing Date, no Member may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer ("Transfer") all or any portion of its Interest, whether directly or indirectly, to any Person other than another Member or an Affiliate of the transferring Member without the written consent of Members having at least two thirds of the Percentage Interests held by the Members other than the transferring Member.

         (b) No Member may at any time Transfer all or any portion of its Interest, whether directly or indirectly, to any Company Competitor without the written consent of the other Members.

         (c) Notwithstanding anything to the contrary contained in this Agreement, no direct or indirect Transfer of all or any part of any Interest shall be made if, as a result thereof, an Event of Default (or an event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default) under the Mezzanine Loan Agreement (or any replacement facility therefor) or the Credit Agreement (or any replacement facility therefor) would occur.

         (d) If any equity securities of the Company are to be sold in an underwritten public offering, the Members will enter into an agreement to refrain from effecting any sale or distribution of any securities of the Company (other than as part of such offering) for a period of time equal to the lesser of (i) such period of time as agreed between the managing underwriter for such offering and the Company and (ii) 180 days.

         (e) No permitted Transfer shall relieve the transferor of any of its obligations prior to such Transfer.

         Notwithstanding anything to the contrary contained in Section 9.01(a) and (b), BH/RE and its transferees may Transfer their Interests to any Person without the consent of Starwood if the Hotel Manager has performed or failed to perform an act and that act or failure to act constitutes an Event of Default under the Hotel Management Agreement and either OpBiz shall have established its right to termination of the Hotel Management Agreement upon the conclusion of the dispute resolution procedures pursuant to Section 10 of the Hotel Management Agreement, as modified by the provisions of Section 12.03 of this Agreement, or the Hotel Manager shall not have commenced such dispute resolution procedures within five (5) Business Days of OpBiz delivering written notice of the Event of Default to the Hotel Manager.

         Notwithstanding anything in this 9.01 to the contrary, BH/RE may issue the Warrant and Transfer its Interest (or the relevant portion thereof) upon any exercise (including an exchange) of the Warrant in accordance with its terms and the Interests Transferred upon any such exercise (including an exchange) of the Warrant may thereafter be transferred in accordance with the terms of the Warrant.

         9.02. TAG-ALONG RIGHTS.

         (a) Subject to the other provisions of this Article IX, if, after the period described in Section 9.01(a) and prior to the occurrence of a Qualified Public Offering, any Member ("Selling Member") proposes to sell, exchange or otherwise dispose, directly or indirectly, of any of its Interests in the Company (a "Sale"), to any Person other than a then-existing Member or an Affiliate of a Member, the other Members ("Tag-Along Members") may require the Selling Member to sell, exchange or otherwise dispose of pursuant to such Sale an amount of such Tag-Along Member's Interest in the Company (and the Selling Member will, to the extent necessary, reduce the amount of the Selling Member's Interest in the Company subject to the Sale by a corresponding amount) equal to the product of (i) the Percentage Interest that corresponds to the Interest to be sold, exchanged or otherwise disposed of pursuant to the Sale and (ii) the Percentage Interest of the applicable Tag-Along Member for the same consideration and otherwise on the same terms and conditions upon which the Selling Member proposes to sell, exchange or otherwise dispose of its Interest. The consideration received in connection with such sale shall be allocated between the Members in the ratio that each Member's transferred Percentage Interest bears to the total Percentage Interests transferred by all Members.

         (b) In connection with any proposed Sale, the Selling Member shall deliver a written notice to the Tag-Along Member (i) setting forth the terms of any Sale and (ii) offering each Tag-Along Member the right (the "Tag-Along Right") to have such Tag-Along Member's Interest included in such Sale in accordance with Section 9.02(a), together with all documents required to be executed by such Tag-Along Member in order to include the Tag-Along Member's Interest in such Sale. If a Tag-Along Member exercises its Tag-Along Rights in connection with any Sale, such Tag-Along Member shall execute and deliver to the Selling Member, within 10 calendar days from and including the date of the Selling Member's notice, the documents previously furnished to the Tag-Along Member for execution in connection with the Sale. Delivery by the Tag-Along Member of such documents shall constitute an irrevocable exercise by the Tag-Along Member of its Tag-Along Rights with respect to the Sale.

         (c) The Selling Member shall have 180 days from the date of its notice referred to in Section 9.02(b) to consummate any Sale and, promptly after such consummation, shall notify the Tag-Along Member to that effect, shall furnish evidence of such Sale (including the date and the time of sale) and of the terms thereof as the Tag-Along Member may reasonably request and shall promptly (and in any event within 15 days following the consummation of such Sale) cause to be remitted to the Tag-Along Member the proceeds attributable to the sale of the Tag-Along Member's Interest. If such Sale is not completed within such time period, then all of the restrictions on sale or other disposition contained herein with respect to the Interests shall again be in effect.

         (d) Notwithstanding anything in this Section 9.02 to the contrary, there shall be no liability on the part of any Member to any other Member if any sale of Interests pursuant to this Section 9.02 is not consummated for whatever reason other than a failure to comply with the foregoing provisions. It is understood that the Selling Member, in its sole discretion, shall determine whether to effect a Sale to any third party pursuant to this Section 9.02.

         (e) Notwithstanding anything in this Section 9.02 to the contrary, (i) the provisions of this Section 9.02 shall not apply to the issuance of the Warrant or any Sale pursuant to any exercise of the Warrant in accordance with its terms, (ii) no Member holding a Percentage Interest of less than 5% shall have any rights or obligations under this Section 9.02 and (iii) no Member who is or was a lender or agent under the Credit Agreement shall have any rights or obligations under this Section 9.02 with respect to any Interests acquired directly or indirectly pursuant to any exercise of the Warrant in accordance with its terms.

         9.03. DRAG-ALONG RIGHTS. (a) Subject to the other provisions of this
Article IX, if after the period described in Section 9.01(a) a Majority in Interest of BH/RE and any Persons to whom it has transferred its rights (in whole or in part) under this Section 9.03 pursuant to Section 9.09 (also the "Selling Members") propose to sell, exchange or otherwise dispose, directly or indirectly, any of their Interests in the Company (also a "Sale"), to any Person other than a then-existing Member or an Affiliate thereof (the "Purchaser"), then in such circumstances the Selling Members may, at their option, require each other Member (the "Drag-Along Members") to sell or assign the same proportionate part of their Interests in the Company to such Purchaser, for the same consideration or otherwise on the same terms and conditions upon which the Selling Members sell, exchange or otherwise dispose of their Interests. The consideration received in connection with such sale shall be allocated between the Members in the ratio that each Member's transferred Percentage Interest bears to the total Percentage Interests transferred by all Members.

         (b) The Drag-Along Members shall be given written notice stating that the Selling Members are exercising their rights under this Section 9.03 and setting forth the total consideration to be paid by the Purchaser, and the other terms and conditions of the proposed purchase by the Purchaser. Simultaneously with or reasonably promptly after receipt of such notice, the Drag-Along Members will be provided with such documents reasonably necessary to transfer the Interests of the Drag-Along Members to the Purchaser (the "Transfer Documents"). Within ten (10) calendar days following the delivery of the Transfer Documents, the Drag-Along Members shall deliver to the Selling Members the Transfer Documents duly executed, together with all other documents required to be executed in connection with the proposed purchase. In the event that the Drag-Along Members have failed to deliver the Transfer Documents to the Selling Members as required by the foregoing sentence, the Company shall cause its books and records to show that the Purchaser, upon payment of the consideration, has succeeded to the appropriate portion of the Capital Accounts and Interests of the Drag-Along Members in the Company.

         (c) If the consideration received pursuant to the Sale consists of equity securities, (i) the Drag-Along Members shall receive substantially the same registration rights, tag-along rights or other similar liquidity rights with respect to those equity securities as are granted to the Selling Members,
(ii) Starwood shall receive from BH/RE the same tag-along rights with respect to the transfer by BH/RE of any such equity securities received by BH/RE or any of its Affiliates as provided for in Section 9.02 hereof with respect to BH/RE's Interest in the Company (provided, however, that this clause (ii) shall not apply to any such equity securities with respect to which a registration statement has been declared effective by the United States Securities and Exchange Commission or that may be sold without registration or volume restriction pursuant to Rule 144 (promulgated under the Securities Act of 1933, as amended), as amended) and (iii) if the Selling Members are granted approval rights with respect to any matters that are Unanimous Decisions hereunder, the Selling Members will enter into an agreement with the Drag-Along Members whereby the Selling Members will agree that they will not fail to exercise any such right to prevent the action that is the subject of the Unanimous Decision without the prior consent of a person designated by a Majority in Interest of the Drag-Along Members. The failure by such person to deliver a response to a request for consent within five days after receipt shall be deemed to constitute the consent requested.

         (d) If, within 180 days, after receipt by the Drag-Along Members of the notice from the Selling Members provided for above in Section 9.03(b), the Selling Members have not completed the sale of the Interest in the Company of the Drag-Along Members, the Selling Members shall return to the Drag-Along Members all Transfer Documents and all other documents delivered pursuant thereto by the Drag-Along Members and all of their restrictions on sale or other disposition contained herein with respect to the Interests shall again be in effect.

         (e) Promptly after the consummation of the sale of the Interest pursuant to this Section 9.03, the Selling Members, shall (i) give notice thereof to the Drag-Along Members, (ii) remit to the Drag-Along Members the aggregate consideration with respect to the respective Interests sold pursuant hereto (determined as provided in Section 9.03(a) hereof), and (iii) shall furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms thereof as may be reasonably requested by the Drag-Along Members.

         (f) Notwithstanding anything contained in this Section 9.03, there shall be no liability on the part of the Selling Members to the Drag-Along Members in the event that the sale of any Interest contemplated by this Section
9.03 is not consummated for whatever reason. Whether to effect a sale of part or all of any Interests contemplated by this Section 9.03 by the Selling Members is in the sole and absolute discretion of the Selling Members.

Notwithstanding anything contained in this Section 9.03 to the contrary, no Member who is or was a lender or agent under the Credit Agreement shall have any rights or obligations under this Section 9.03 with respect to any Interests acquired directly or indirectly pursuant to any exercise of the Warrant in accordance with its terms.

         9.04. NONTRANSFERABLE RIGHTS. Starwood's rights under Sections 7.02(a),
(e) and (g) shall not be transferable and shall terminate if the aggregate (direct or indirect) interest of Starwood represents a Percentage Interest of less than 7.5%.

         9.05. TRANSFEREES.

         (a) Any Person who at any time becomes the holder of record of a Membership Unit will, upon becoming such and upon compliance with the provisions of this Section 9.05(a), be admitted to the Company as a Member and will be bound by the provisions of this Agreement with the same force and effect as though such Person were a signatory hereto. Notwithstanding anything to the contrary contained in this Agreement, no transferee of all or any portion of any Interest shall be admitted as a Member unless (i) such Interest is transferred in compliance with the applicable provisions of this Agreement, (ii) the transferor shall have provided each of the other Members with written notice of any transfer of any Interest in the Company (with sufficient details to give effect to the provisions of this Agreement, including the Percentage Interest transferred), (iii) if required by Section 9.01, such Transfer shall have been approved in writing by the requisite Members (which consent may be withheld in their sole and absolute discretion), and (iv) such transferee shall have executed and delivered to the Company such instruments as the Board of Managers reasonably deems necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all of the terms, provisions and obligations of this Agreement with respect to such Interest. At the request of the Company, each such transferee shall also cause to be delivered to the Company, at the transferee's sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Company, to the effect that (1) such transferee has the legal right, power and capacity to own the Interest proposed to be transferred, (2) such Transfer does not violate any provision of any loan agreement of the Company or any of its Subsidiaries or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Property, and (3) such Transfer does not violate any U.S. federal or state security laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended or cause the Company to be taxable as a corporation under the Code. The provisions of clauses (i) and (ii) of the second sentence of this Section 9.05(a) and clause
(2) of the third sentence of this Section 9.05(a) shall not apply to any transferee in respect of any Membership Unit Transferred upon any exercise of the Warrant in accordance with its terms or to any Transfer of any Interest acquired directly or indirectly pursuant to any such exercise of the Warrant to a Person who is or was a lender or agent under the Credit Agreement. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.

         (b) In the event of a Transfer of an Interest in accordance with the terms of this Agreement to a Person that is not admitted as Member on the date that the Transfer becomes effective, pending admission as a Member (including if such admission never occurs), the non-Member transferee shall be entitled to receive the income, gains, losses, deductions, credits, distributions and other economic rights to which the transferor would have been entitled in respect of the Interest so transferred had such Transfer not occurred.

         9.06. SECTION 754 ELECTION. In the event of a Transfer of all or part of the Interest of a Member, at the request of the transferee or if in the best interests of the Company (as determined by the Board of Managers), the Company shall elect pursuant to Section 754 of the Code to adjust the basis of any property of the Company as provided by Sections 734 and 743 of the Code, and any cost of such election or cost of administering or accounting for such election shall be at the sole cost and expense of the requesting transferee.

         9.07. CERTAIN PREEMPTIVE RIGHTS. (a) If at any time prior to the consummation of a Qualified Public Offering the Company proposes to accept a capital contribution from any Person other than pursuant to Section 4.01(a) (a "Preemptive Interest"), the Company shall give each Member notice thereof at least 45 days before the proposed contribution and each Member shall have the right to participate in such contribution for a portion of such contribution allocated as set forth below on the same terms and conditions as such Person. The Members shall have 30 days to exercise such right by delivering written notice thereof to the Company. Such notice will specify the amount of the contribution the Member is willing to make and shall constitute a binding contract by the Member to make such contribution. Any contribution made pursuant to this Section 9.07 shall be referred to as a "Preemptive Contribution."

         (b) If any of the Members elect to participate in the contribution pursuant to Section 9.07(a), the amount of the contribution that such Member may make shall be determined as follows (i) if a Member has elected to make a contribution in an amount that, as a percentage of the aggregate amount of the Preemptive Interest, is equal to or less than its Percentage Interest, it shall be entitled to make the contribution that it has elected to make, (ii) if a Member has elected to make a contribution in an amount that, as a percentage of the aggregate amount of the Preemptive Interest, is greater than its Percentage Interest, it shall be initially be entitled to make a contribution in an amount equal to the product of its Percentage Interest and the aggregate amount of the Preemptive Interest, (iii) if any amount of the Preemptive Interest has not been subscribed for after the allocations set forth in clauses (i) and (ii) above, each Member that has elected to contribute a percentage of the Preemptive Interest in excess of its Percentage Interest shall be entitled to contribute from such remaining Preemptive Interest an amount equal to the lesser of (A) the amount of Preemptive Interest it has elected to contribute in excess of the amount allocated to it in clause (ii) above and (B) an amount of the Preemptive Interest equal to the product of its Percentage Interest and the aggregate amount of the remaining Preemptive Interest. The Preemptive Interest will be allocated pursuant to the provisions of clause (iii) of the preceding sentence until the entire Preemptive Interest is allocated to the Members or until each Member has been allocated the right to purchase all of the contribution it elected to contribute pursuant to Section 9.07(a).

         (c) If the Members fail to exercise fully the preemptive right pursuant to this Section 9.07 within the 30-day period, the Company shall have 90 days thereafter to accept the Preemptive Contribution at a price and on terms no more favorable to the purchasers thereof specified in the Company's notice pursuant to Section 9.07.

         9.08. TRANSFER OF EQUITY IN BH/RE. Nothing contained in Sections 9.01(a) or 9.01(b) hereof shall restrict or apply to any Transfers of, or issuances of equity interests or other securities in, BH/RE so long as the combination of any Bay Harbour Management, LC, or Robert Earl and their respective Affiliates maintain voting control over BH/RE. Subject to the preceding sentence, the provisions of Section 9.02 hereof shall not apply to transfers of equity interests or other securities in BH/RE made, or for which a binding contract is entered into, prior to the Closing Date.

         9.09. TRANSFER OF RIGHTS UNDER THIS AGREEMENT. Subject to Section 9.04, in connection with the Transfer of all or any portion of its Interests in accordance with the terms of this Agreement, a Member may transfer, in whole or in part, to the transferee of such Interests, its rights under the provisions of this Agreement, including under Sections 7.02(a), 9.03, 12.01 and 12.02, by delivering written notice of the transfer of such rights to the other Members and the Company. No such transfer will release any Member from its obligations under this Agreement unless the Member has Transferred all of its Interests in accordance with the terms of this Agreement (and then such release shall be applicable only to the extent contemplated by this Agreement).

         9.10. ISSUANCE OF ADDITIONAL INTERESTS. Subject to the consent of the Board of Managers and the provisions of Section 9.07, the Company is authorized, in its sole discretion, to cause the Company to issue, for any Company purpose, at any time or from time to time, additional Interests to the Members or to other Persons for such consideration and on such terms and conditions as established by the Board of Managers and as otherwise set forth herein. The Board of Managers is authorized and directed to take all actions that it deems necessary or appropriate in connection with each issuance of Interests pursuant to this Section 9.10 and to amend this Agreement in any manner that it deems necessary or appropriate for each such issuance, to admit additional Members in connection therewith and specify the relative rights, powers and duties of the holders of the Interests so issued.

         9.11. TRANSFER OF ENTIRE INTERESTS. A Member may withdraw as a Member if it Transfers its entire Interest to another Person in accordance with the terms of this Agreement and that Person is or has been admitted as a Member. Upon such withdrawal, the transferring Member will not receive any distribution or other consideration from the Company with respect to its Interest. The withdrawal of any Member pursuant to this Section 9.11 shall not affect any of such Member's rights or obligations under Section 6.10(b), Article X, Section 13.01(b) or Section 13.16.

         9.12. REGISTRATION RIGHTS AGREEMENT. The Company will grant both Starwood and BH/RE customary piggyback registration rights, which registration rights shall (i) grant each of them registration rights in connection with sales of equity securities of the Company by the Company or any other Member to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act of 1933 (a "Public Offering") after the Company has previously sold shares of its equity securities to the public in an underwritten Public Offering and (ii) be subject to customary terms, conditions, and exceptions, including a so-called "underwriters' cut-backs" and general priority in registration for securities to be sold by the Company. The form of such registration rights agreement will be prepared by legal counsel to Starwood, subject to the reasonable comments and approval of legal counsel to BH/RE.

                       X. EXCULPATION AND INDEMNIFICATION

         10.01. EXCULPATION. No Member, member of the Board of Managers, general or limited partner of any Member, shareholder or member or other holder of an equity interest of any Member or officer, director or employee of any of the foregoing or any of their Affiliates, shall be liable to the Company or to any other Member for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it and arising out of or in connection with this Agreement or the Company's business or affairs, including any action or omission constituting a breach of any fiduciary duty; provided, however, such act or omission was taken in good faith, was reasonably believed to be in the best interests of the Company and was within the scope of authority granted to such Person, and was not attributable in whole or in part to such Member's or Person's fraud, bad faith, willful misconduct or gross negligence and, with respect to any criminal action or proceeding, such Person had reasonable cause to believe that their conduct was not unlawful (the "Standard of Care"). No general or limited partner of any Member, shareholder, member or other holder of an equity interest in such Member or officer, director or employee of any of the foregoing or any of their Affiliates shall be personally liable for the performance of any such Member's obligations under this Agreement, but the foregoing shall not relieve any partner or member of any Member from its obligations to such Member.

         10.02. INDEMNIFICATION. (a) The Company shall, to the full extent permitted by applicable law, indemnify, defend and hold harmless any Member, any member of the Board of Managers and any officer of the Company (and any of their respective officers, directors, managers, employees and agents) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he, she or it is or was a Member, member of the Board of Managers or employee of the Company, or is or was serving at the request of the Company as a manager, member, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (collectively, the "Indemnitee"), from and against expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such claim, action, suit or proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal sanction or proceeding, had no reasonable cause to believe that his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he, she or it reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined by a court of competent jurisdiction from which no further appeal may be taken or the time for appeal has lapsed that such Person is not entitled to be indemnified by the Company pursuant to the terms and conditions of this
Section 10.02. If for any reason (other than the gross negligence or willful misconduct of such Indemnitee) the foregoing indemnification is unavailable to such Indemnitee, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and such Indemnitee on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations. Any indemnity under this
Section 10.02 shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member (including any member of the Board of Managers). Unless indemnification is ordered by a court of competent jurisdiction, the determination whether an Indemnitee met the standard set forth in this Section 10.02 shall be made by the Board of Managers.

         (b) The Company and the other Members shall be indemnified and held harmless by each Member from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of (i) any act performed by or on behalf of any such Member or its designated Board of Managers member which is not performed in good faith or is not reasonably believed by such Member or its designated Board of Managers member to be in the best interest of the Company and within the scope of authority conferred upon such Member or its designated Board of Managers member under this Agreement, (ii) the fraud, bad faith, willful misconduct or gross negligence of such Member or its designated Board of Managers member, or
(iii) the breach by the Company of any of its representations and warranties made under any purchase, loan or other agreement entered into by the Company, which breach was the result of information or matters relating to such Member.

         (c) The Board of Managers may purchase and maintain insurance or make other financial arrangements on behalf of any current or former member, Member of the Board of Managers, officer of the Company or any other employee or agent of the Company who was serving at the request of the Company as a manager, member, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise for any liability asserted against him or it and liability and expenses incurred by him or it in his or its capacity as manager, member, employee or agent, or arising out of his or it status as such, whether or not the Company has the authority to indemnify him or it against such liability and expenses.

         (d) The provisions of this Section 10.02 shall survive the dissolution of the Company.

         (e) Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 10.02 shall inure to the benefit of such Indemnitee, its Affiliates and their respective members, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

                        XI. DISSOLUTION AND TERMINATION

         11.01. DISSOLUTION. The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events:

                  (a) The sale, condemnation or other disposition of all or substantially all of the assets of the Company and the receipt of all cash consideration therefor;

                  (b) The entry of a decree of judicial dissolution pursuant to
         Section 86.495 of the Nevada Act;

                  (c) The unanimous written determination of the Board of Managers to terminate the Company; or

                  (d) The termination of the Purchase Agreement before the Closing Date.

Without limitation on, but subject to, the other provisions hereof, the assignment of all or any part of a Member's Interest permitted hereunder will not result in the dissolution of the Company. Except as otherwise specifically provided in this Agreement, each Member agrees that, without the consent of the other Members, no Member may withdraw from or cause a voluntary dissolution of the Company. In the event any Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member's liability for obligations of or to the Company.

         11.02. TERMINATION. In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

                  (a) The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

                  (b) The Company's assets shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and subject to Section 11.01(c), in accordance with any liquidating plan approved by the Board of Managers. The Liquidating Member may cause the property of the Company to be distributed in kind only with the consent of the Members.

                  (c) The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

                           (i) To the payment of (A) the debts and liabilities
                  of the Company, including debts and liabilities to any Member and (B) the expenses of liquidation.

                           (ii) To the setting up of any reserves which the
                  Liquidating Member and the Board of Managers shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or any Member arising out of or in connection with the Company. Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrow agent to be held by such bank or title company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 11.02(c)(iii); provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all payments which would otherwise have been made under Section 11.02(c)(i) and, by reason thereof a payment under Section 11.02(c)(i) has not been made, then any balance remaining shall first be paid pursuant to Section 11.02(c)(i).

                           (iii) The balance, if any, to the Members in
                  accordance with Section 6.05 hereof.

         11.03. LIQUIDATING MEMBER. The Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the Company in accordance with the provisions of this Article XI. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member or the Board of Managers, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member or the Board of Managers shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

                            XII. PUT-CALL PROVISIONS

         12.01. CALL RIGHT. (a) If the Hotel Management Agreement is terminated because of an act or omission by the Hotel Manager that constitutes an Event of Default under the Hotel Management Agreement and (i) OpBiz has established its right to such termination upon the conclusion of the dispute resolution procedures pursuant to Section 10 of the Hotel Management Agreement, as modified by the provisions of Section 12.03 of this Agreement or (ii) the Hotel Manager shall not have commenced such dispute resolution procedures within five (5) Business Days of OpBiz delivering notice of the Event of Default to the Hotel Manager, then BH/RE or any Person to whom it has transferred its rights under this Section 12.01 (the "Call Purchaser") (or its designee) shall have an irrevocable option (a "Call"), exercisable in its sole discretion, to purchase, subject to the terms of this Section 12.01, all of the Starwood Members' Starwood Interests.

         (b) The Call may be exercised by the Call Purchaser (or its designee) by delivering written notice (a "Call Notice") to Starwood and the Company at any time after such termination but prior to 180 days after such termination. Each Call Notice will set forth the aggregate consideration to be paid for such Starwood Interests based on the determinations set forth in Section 12.01(d) (and the calculation thereof), and the time and place for the closing of the transaction which will be no later than (i) 120 days after the date on which the Call Notice was given to Starwood or (ii) if the Starwood Members deliver a Dispute Notice in accordance with Section 12.01(e), 120 days after the date on which the matters subject to the Dispute Notice are finally and conclusively determined pursuant to Section 12.01(e). At the closing, the Starwood Members will convey the Starwood Interests to the Call Purchaser free and clear of all liens, claims and encumbrances.

         (c) The Call Purchaser will, in connection with such purchase, be entitled to receive customary representations and warranties from the Starwood Members regarding the ownership of and title to their Starwood Interests.

         (d) The aggregate purchase price of the Starwood Interests applicable to exercises of Call rights will be the lesser of (i) the amount the Starwood Members would be entitled to receive pursuant to Sections 6.03(a), (b) and (c) if OpBiz, MezzCo and the Company sold all of their assets for cash equal to the current Fair Market Value of such assets and all of the debts and obligations of OpBiz, MezzCo and the Company, including tax liabilities, were paid or provided for and OpBiz, MezzCo and the Company were dissolved and the proceeds received by the Company were distributed pursuant to
Section 6.03 (taking into account the penultimate sentence of Section 6.04) (the "Deemed Liquidation Amount") and (ii) an amount equal to the aggregate amount of the Starwood Members' Capital Contributions less the sum of (x) the aggregate amount of Management Fees (exclusive of Centralized Services Fees and Reimbursable Expenses) received by the Starwood Members pursuant to the Hotel Management Agreement through the date in question, and (y) distributions received by Starwood pursuant to Section 6.03, Section 6.04, and Section 6.05 of this Agreement.

         (e) If the Starwood Members disagree with the Call Purchaser's determination of the Fair Market Value of the assets of OpBiz, MezzCo and the Company or the amount of the debts and obligations of OpBiz, MezzCo or the Company and, therefore, the aggregate consideration to be paid for the Starwood Members' Starwood Interests pursuant to this Section 12.01, the Starwood Members shall deliver notice (a "Dispute Notice") of such dispute within 20 days after Starwood receives the Call Notice. If the Starwood Members fail to deliver a Dispute Notice within such 20-day period, the Starwood Members will be deemed to have irrevocably waived their right to deliver a Dispute Notice. Any Dispute Notice must specify in reasonable detail those items or amounts as to which the Starwood Members disagree and the basis for their disagreement. The Starwood Members will be deemed to have agreed with all other items and amounts contained in the Call Notice to which no objection has been made. The parties shall negotiate in good faith to agree on the Fair Market Value or the amount of the debts and obligations of OpBiz, MezzCo or the Company, as applicable.

         If the parties are unable to agree on the Fair Market Value within ten days after delivery of the Dispute Notice, each of the Starwood Members, on the one hand, and the Call Purchaser, on the other hand, shall select an independent appraiser experienced in valuing hotel and casino properties and shall give written notice to the other of the appraiser so selected. The first of those parties to receive such a notice (the "First Notice") shall have ten days after receipt thereof to give the other of such parties written notice of its selection of a second appraiser (the "Second Notice"). If the Second Notice is not given within the requisite time, the Person or Persons delivering the First Notice shall use that Person's or Persons' best efforts to cause the single appraiser so selected to determine promptly the Fair Market Value of the assets of OpBiz, MezzCo and the Company and to give written notice of its determination to the Starwood Members, the Call Purchaser and the Company promptly thereafter. The amount set forth in that notice shall be the final, conclusive determination of the Fair Market Value of the assets of OpBiz, MezzCo and the Company. In the event the Second Notice is properly given within the requisite time, the Starwood Members and the Call Purchaser shall each use their best efforts to cause the appraiser selected by them or it to determine promptly the Fair Market Value of the assets of OpBiz, MezzCo and the Company and to give written notice of its determination to the Starwood Members, the Call Purchaser and the Company promptly thereafter. In the event the Fair Market Value of the assets of OpBiz set forth in the notice given by one of the appraisers is the same as the amount set forth in the notice given by the other appraiser, the amount set forth in those notices shall be the final, conclusive determination of the Fair Market Value of the assets of OpBiz, MezzCo and the Company. In the event the amounts set forth in those notices differ but the higher of such amounts is no more than 110% of the lower of such amounts, an average of the two shall be the final, conclusive determination of the Fair Market Value of the assets of OpBiz, MezzCo and the Company. In all other events, the Starwood Members and the Call Purchaser shall use their best efforts to cause the two appraisers to select promptly a third appraiser and to cause the third appraiser to determine promptly the Fair Market Value of the assets of OpBiz, MezzCo and the Company and to give written notice of its determination to the Starwood Members, the Call Purchaser and the Company promptly thereafter. The amount set forth in that notice shall be the final, conclusive determination of the Fair Market Value of the assets of OpBiz, MezzCo and the Company.

         If the parties are unable to agree on the amount of debts and obligations of any of OpBiz, MezzCo or the Company within ten days after delivery of the Dispute Notice, the matters subject to dispute as described in the Dispute Notice will be resolved by submission to KPMG LLP or, if it is unable or unwilling to serve, another independent accounting firm of national recognition reasonably acceptable to the parties (the "Accountants") for determination of the amount or amounts in dispute. If the items in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to the parties by the Accountants will be binding and conclusive on the parties; and (iii) the fees of the Accountants for such determination shall be allocated by the Accountant between the Starwood Members, on the one hand, and the Call Purchaser, on the other hand, as the Accountant may deem equitable based on the results of the claims and defenses.

         12.02. PUT RIGHT.

         If the Hotel Management Agreement is terminated for any reason other than (i) expiration by its terms or (ii) an action or omission by the Hotel Manager that constitutes an Event of Default under the Hotel Management Agreement as determined upon the conclusion of the dispute resolution procedures pursuant to Section 10 of the Hotel Management Agreement (provided, however, that such determination shall not be required if the Hotel Manager shall not have commenced such dispute resolution procedures within five (5) Business Days of OpBiz delivering notice of the Event of Default to the Hotel Manager), then the Starwood Members shall have the right (the "Put Right"), subject to the terms of this Section 12.02, to cause the Company to purchase all (but not less than all) of the Starwood Members' Starwood Interests (the "Put Securities").

         (a) The Put Right may be exercised by the Starwood Members by Starwood delivering written notice (the "Put Notice") to the Company at any time after such termination but prior to 180 days after such termination. Each Put Notice will set forth the Starwood Members' calculation of the Put Price and the time and place for the closing of the transaction which will be (i) no earlier than 60 days nor later than 120 days after the date on which the Company receives the Put Notice or (ii) if the Company delivers a Dispute Notice in accordance with
Section 12.02(e), no later than 120 days after the date on which the matters subject to the Dispute Notice are finally and conclusively determined pursuant to Section 12.02(e). At the closing, the Starwood Members will convey the Starwood Interests to the Company free and clear of all liens, claims and encumbrances.

         (b) The Company will, in connection with such purchase, be entitled to receive customary representations and warranties from the Starwood Members regarding the ownership of and title to their Starwood Interests.

         (c) The aggregate purchase price for the Put Securities (the "Put Price") shall equal the greater of (i) the Deemed Liquidation Amount and (ii) an amount equal to the sum of the Starwood Members' Capital Contributions less any amounts received by the Starwood Members pursuant to 6.03, Section 6.04 and
Section 6.05 of this Agreement. Until the Put Price is paid, the Put Securities shall remain outstanding and the holders of the Put Securities shall retain all rights associated therewith.

         (d) If the Company disagrees with the Starwood Members' determination of the Fair Market Value of the assets of OpBiz, MezzCo and the Company or the amount of the debts and obligations of OpBiz, MezzCo or the Company and, therefore, the Put Price, the Company shall deliver notice (also a "Dispute Notice") of such dispute within 20 days after the Company receives the Put Notice. If the Company fails to deliver a Dispute Notice within such 20-day period, the Company will be deemed to have irrevocably waived its right to deliver a Dispute Notice. Any Dispute Notice must specify in reasonable detail those items or amounts as to which the Company disagrees and the basis for its disagreement. The Company will be deemed to have agreed with all other items and amounts contained in the Put Notice to which no objection has been made. The parties shall negotiate in good faith to agree on the Fair Market Value or the amount of the debts and obligations of OpBiz, MezzCo or the Company, as applicable.

         If the parties are unable to agree on the Fair Market Value within ten days after delivery of the Dispute Notice, each of the Starwood Members, on the one hand, and the Company on the other hand, shall select an independent appraiser experienced in valuing hotel and casino properties and shall give written notice to the other of the appraiser so selected. The first of those parties to receive such a notice (also the "First Notice") shall have ten days after receipt thereof to give the other of such parties written notice of its selection of a second appraiser (also the "Second Notice"). If the Second Notice is not given within the requisite time, the Person or Persons delivering the First Notice shall use that Person's or Persons' best efforts to cause the single appraiser to selected to determine promptly the Fair Market Value of the assets of OpBiz, MezzCo and the Company and to give written notice of its determination to the Starwood Members and the Company promptly thereafter. The amount set forth in that notice shall be the final, conclusive determination of the Fair Market Value of the assets of OpBiz, MezzCo and the Company. In the event the Second Notice is properly given within the requisite time, the Starwood Members and the Company shall each use their best efforts to cause the appraiser selected by them or it to determine promptly the Fair Market Value of the assets of OpBiz, MezzCo and the Company and to give written notice of its determination to the Starwood Members and the Company promptly thereafter. In the event the Fair Market Value of the assets of OpBiz, MezzCo and the Company set forth in the notice given by one of the appraisers is the same as the amount set forth in the notice given by the other appraiser, the amount set forth in those notices shall be the final, conclusive determination of the Fair Market Value of the assets of OpBiz, MezzCo and the Company. In the event the amounts set forth in those notices differ but the higher of such amounts is no more than 110% of the lower of such amounts, an average of the two shall be the final, conclusive determination of the Fair Market Value of the assets of OpBiz, MezzCo and the Company. In all other events, the Starwood Members and the Company shall use their best efforts to cause the two appraiser to select promptly a third appraiser and to cause the third appraiser to determine promptly the Fair Market Value of the assets of OpBiz, MezzCo and the Company and to give written notice of its determination to the Starwood Members and the Company promptly thereafter. The amount set forth in that notice shall be the final, conclusive determination of the Fair Market Value of the assets of OpBiz, MezzCo and the Company.

         If the parties are unable to agree on the amount of debts and obligations of any of OpBiz, MezzCo or the Company within ten days after delivery of the Dispute Notice, the matters subject to dispute as described in the Dispute Notice will be resolved by submission to the Accountants for determination of the amount or amounts in dispute. If the items in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to the parties by the Accountants will be binding and conclusive on the parties; and (iii) the fees of the Accountants for such determination shall be allocated by the Accountant between the Starwood Members, on the one hand, and the Company, on the other hand, as the Accountant may deem equitable based on the results of the claims and defenses.

         (e) If the Company fails to perform its obligation to purchase the Put Securities pursuant to this Section 12.02, the Starwood Members shall, for purposes of calculating the Members' Percentage Interests, be deemed to have contributed an amount of Additional Capital equal to three times the Put Price, and the Percentage Interests of each Member shall be adjusted accordingly.

         (f) If the Percentage Interests of BH/RE and its direct or indirect transferees to fall below 34% in the aggregate (the "Minimum Percentage") (and, for purposes of this calculation only, treating three times the principal amount outstanding of any note described in Section 4.02(b) as being Additional Capital contributed by the Member holding such note) then, during any period in which both (i) the aggregate Percentage Interests of BH/RE and such transferees is less than the Minimum Percentage and (ii) the Percentage Interest of Starwood is more than two times the aggregate Percentage Interests of BH/RE and such transferees, each reference in Sections 7.02(a), (e) and (g) (other than the last paragraph thereof) to "Starwood" shall be deemed to be a reference to "BH/RE" and each reference therein to "BH/RE" shall be deemed to be a reference to "Starwood" (except that the phrases "unless Starwood's rights have terminated as contemplated by Section 9.04" shall still apply to limit Starwood's rights under those sections).

         12.03. DETERMINATION OF BREACH OF HOTEL MANAGEMENT AGREEMENT. The determination of whether an Event of Default has occurred under the Hotel Management

Agreement shall be determined in accordance with terms and conditions of the Hotel Management Agreement, as modified by the terms of this Section 12.03.

         (a) Any Arbitration pursuant to this Section 12.03 shall be before one neutral arbitrator who shall be selected in accordance with the procedure set forth in section 12.03(b). The Call Purchaser and the Starwood Members waive any right to challenge selection or appointment of the arbitrator made in accordance with such process and who meets the independence criteria set forth in subparagraph (c) below.

         (b) The Person selected as the arbitrator hereunder shall have the following minimum qualifications:

                  (i) Shall be impartial, disinterested and independent of the Call Purchaser, the Starwood Members and the Hotel Manager and their Affiliates and have a reputation of fairness; provided, however, that this definition shall not exclude the employees of consulting firms that have not performed consulting services having a value in excess of $50,000 in the aggregate for any of the foregoing Persons within the 24 months preceding the commencement of the arbitration; and

                  (ii) Shall have recognized expertise in the hotel/casino industry.

         (c) Within five days of the appointment of the arbitrator, the Call Purchaser shall submit a statement of claim. The Starwood Members shall have five days after being served with the statement of claim to submit an answer. Both the statement of claim and the answer shall concisely and with specificity state the party's position and the basis for that position.

         (d) The arbitration hearing shall begin within 20 days of submission of the answer, unless the Call Purchaser and Starwood agree otherwise. The arbitration hearing shall be concluded within 45 days of the appointment of the arbitrator unless the Call Purchaser and Starwood agree otherwise.

         (e) The arbitrator's authority shall be limited to the extent that the arbitrator shall be bound by the laws of the State of New York, the facts and issues, and by the New York Rules of Evidence to the same extent as a trial court, and the arbitrator shall make no decision that is not in accordance with applicable laws, this Section 12.03 and the terms of Article 10 of the Hotel Management Agreement. Depositions may be admitted to the extent testimony would be admissible but shall not prevent live testimony by and witness who was deposed; and reasonable discovery limited to the issues to be arbitrated shall be available, subject however to the time limitations in this Section 12.03. The arbitrator shall not have the authority to extend the time limits unless the Call Purchaser and Starwood agree.

         (f) A stenographic transcript of the testimony of the record of such proceedings shall be taken.

         (g) The brief of the Call Purchaser shall be filed with the arbitrator within five days after completion of the hearings, and the brief of the Starwood Members shall be filed within five days after the receipt of the Call Purchaser's brief. The arbitrator may designate the portion or portions of the record which it requires for its decision, but nothing shall prevent the Call Purchaser or the Starwood Members from presenting a complete record, if it so desires.

         (h) Each of the Call Purchaser and the Starwood Members shall pay for the services and expenses of its respective witnesses and attorneys, and all other costs incurred in connection with the arbitration, including the costs of the arbitrator, shall be paid equally by Call Purchaser, on the one hand, and the Starwood Members, on the other hand, in each case unless the award shall specify a different division of costs.

         (i) The award of the arbitrator shall be in writing setting forth the arbitrator's reasoning based on the evidence admitted and rendered and served on each of the Call Purchaser and the Starwood Members within 15 days of filing of the last brief under this Section 12.03. The decision of the arbitrator shall be final and binding and enforceable pursuant to the laws of the State of New York by filing in any court having jurisdiction thereof.

         12.04. POWER OF ATTORNEY. In the event that either the transferor or the transferee under Section 12.01 or 12.02 as the selling Member or Members shall have failed or refused to execute, acknowledge and deliver such documents, or cause the same to be done, as shall be required to effectuate the provisions of Sections 12.01 or 12.02, as applicable, then the Company or the purchasing Members, as applicable, may execute, acknowledge and deliver such documents for, on behalf of and in the stead of the selling Members, and such execution, acknowledgment and delivery by the Company or the purchasing Members, as applicable, shall be for all purposes effective against and binding upon the selling Members as though such execution, acknowledgment and delivery had been by the selling Members. Each such Member does hereby irrevocably constitute and appoint each other Member and the Company as the true and lawful attorney-in-fact of such Member and the successors and assigns thereof in the name, place and stead of such Member or the successors or assigns thereof, as the case may be, to execute, acknowledge and deliver such documents in the event such Member shall be a selling Member under the circumstances contemplated by this Article XII. It is expressly understood, intended and agreed by each Member, for such Member and its successors and assigns, that the grant of the power of attorney to the Company or any other Member pursuant to this Section
12.03 is coupled with an interest, is irrevocable and shall survive the death, dissolution, termination or legal incompetency, as applicable, of such granting Member, or the assignment of the Interest of such granting Member, or the dissolution of the Company.

                              XIII. MISCELLANEOUS

         13.01. REPRESENTATIONS AND WARRANTIES OF THE MEMBERS. (a) Each Member represents and warrants to the other Members as follows:

                  (i) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite entity power and authority to enter into this Agreement and to conduct the business of the Company.

                  (ii) This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms.

                  (iii) Except for the gaming licenses, no consents or approvals are required from any governmental authority or other person or entity for the Member to enter into this Agreement and become a member of the Company. All limited liability company, corporate or partnership action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

                  (iv) The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

                  (v) The Member has not retained any broker, finder or other commission or fee agent, and no such person has acted on its behalf in connection with the acquisition of any Property or the execution and delivery of this Agreement.

                  (vi) Each Member understands that (A) an investment in the Company involves a substantial and high degree of risk and does hereby represent that it has a net worth sufficient to bear the economic risk of its investment in the Company, (B) no federal or state agency has passed on the offer and sale of an Interest in the Company, (C) it must bear the economic risk of an investment in the Company for an indefinite period of time, since Interests in the Company have not been registered for sale under the Securities Act of 1933, as amended (the "Securities Act") and, therefore, cannot be sold or otherwise transferred unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available, and any Interests cannot be sold or otherwise transferred unless registered under applicable state securities or blue sky laws or an exemption from such registration is available, there is no established market for the Interests and no public market will develop.

                  (vii) Each Member represents and warrants that it is an "accredited investor" as defined in Regulation D of the Securities Act.

         (b) Each Member agrees to indemnify and hold harmless the Company and each other Member and their officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including reasonable out of pocket costs and attorneys' fees) which they may incur by reason, or in connection with, any breach of the foregoing representations and warranties by such Member and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of any Member and/or the Company (nothing herein shall constitute a waiver or extension of any applicable statute of limitations).

         13.02. FURTHER ASSURANCES. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement; provided the same does not subject any Member to additional liability and the same is consistent with and does not vary the terms and conditions of this Agreement without the consent of the affected Member.

         13.03. NOTICES. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, "Notices") shall be in writing and shall be given by personal delivery, facsimile transmission or a nationally recognized overnight courier service, fees prepaid, addressed as follows:

         If to BH/RE:               Mr. Robert Earl
                                    c/o Planet Hollywood International, Inc.
                                    8663 Commodity Circle
                                    Orlando, FL 32819
                                    Fax: (407) 876-1836

                                    and

                                    Bay Harbour Management LC
                                    885 Third Avenue, 34th Floor
                                    New York, NY 10022
                                    Fax: (212) 371-7497

         With a copy to:            Jones Day
                                    2727 North Harwood Street
                                    Dallas, Texas 75201
                                    Attention:  Michael Weinberg, Esq.
                                    Facsimile No.:  (214) 969-5100

         If to Starwood:            Starwood Hotels and Resorts Worldwide, Inc.
                                    1111 Westchester Avenue
                                    White Plains, NY 10604
                                    Attention:  General Counsel
                                    Facsimile No.:  (914) 640-8260

         With a copy to:            Starwood Hotels and Resorts Worldwide, Inc.
                                    1111 Westchester Avenue
                                    White Plains, NY 10604
                                    Attention:  Theodore W. Darnall, President
                                    - Real Estate
                                    Facsimile No.:  (914) 640-8282

         With a copy to:            Starwood Hotels and Resorts Worldwide, Inc.
                                    1111 Westchester Avenue
                                    White Plains, NY 10604
                                    Attention:  Thomas M. Smith, Senior Vice
                                    President - Real Estate
                                    Facsimile No.:  (914) 640-2637

         With a copy to:            Kirkland & Ellis
                                    200 East Randolph Drive
                                    Chicago, IL  60601
                                    Attention:  Stephen G. Tomlinson, P.C.
                                    Facsimile No.:  (312) 861-2200

Any Member may designate another addressee (and/or change its address) for Notice hereunder by a Notice given pursuant to this Section 13.03. A Notice sent in compliance with the provisions of this Section 13.03 shall be deemed given on the date of receipt, except if delivery is refused, such notice shall be given on the date delivery is first attempted.

         13.04. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be performed wholly within that State, without regard to choice of law principles.

         13.05. ATTORNEY FEES. If the Company or any Member obtains a judgment against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorney's fees and costs as fixed by the court shall be included in such judgment.

         13.06. CAPTIONS. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

         13.07. PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

         13.08. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

         13.09. EXTENSION NOT A WAIVER. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

         13.10. CREDITORS AND THIRD PARTIES NOT BENEFITED. Nothing contained in this Agreement is intended or shall be deemed to benefit any third party or creditor of the Company or any Member, and no third party or creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any additional capital contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement or otherwise.

         13.11. RECALCULATION OF INTEREST. If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted, under applicable law.

         13.12. SEVERABILITY. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby; provided, however, the limitation of liability and exculpation provisions of this Agreement are an integral part hereof.

         13.13. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained or referred to herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the Members by, and only by, the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

         13.14. PUBLICITY. The parties agree that no Member shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition of any Property, without the consent of each of the other Members, except as such disclosure may be made pursuant to the terms of the Hotel Management Agreement or in the course of normal reporting practices by any Member to its members, shareholders or partners.

         13.15. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

         13.16. CONFIDENTIALITY.

         (a) The terms of this Agreement and the Subsidiary Operating Agreements, the identity of any person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members (collectively, the "Confidential

Information") that has not been publicly disclosed pursuant to authorization by the Board of Managers is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, except as permitted pursuant to Section 13.14 hereof, each Member represents that it has not and agrees that it will not and will direct its shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Board of Managers and has notified each Member that it has done so; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information (i) if required by law or rule of any stock exchange (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law and provided that before making any disclosure of confidential information required by law or rule of any stock exchange, the disclosing Member will notify the other Members and provide them with a copy of the proposed disclosure and an opportunity to comment thereon before the disclosure is made), (ii) in connection with the offer to purchase or Transfer any Interests or any Transfer of Interests or sale of any property of the Company permitted hereunder, (iii) in connection with any offer to purchase or Transfer any Interest or the Transfer of any interest of the direct or indirect beneficial owners of any Members permitted hereunder, (iv) reasonably necessary in connection with any other transaction authorized pursuant to the terms of this Agreement, (v) to its directors, officers and employees, including the directors, officers and employees of any partner, member, shareholder, trustee or other beneficial owner of any Member and who is informed of the obligations under this Section 13.16, (vi) to its accountants, attorneys or other advisors who have a need to know such Confidential Information in connection with the Member's ownership of its Interest and who are informed of the obligations under this Section 13.16, (vii) in connection with required or routine reporting to its potential or current investors, members, partners and lenders or other financial or capital sources, or (viii) reasonably necessary for it to perform any of its duties or obligations hereunder.

         (b) Subject to the provisions of Section 13.16(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information. Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 13.16 provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order,
(ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates. The cost (including, without limitation, attorneys' fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

         (c) The covenants contained in this Section 13.16 will survive the Transfer of the Interest of any Member and the termination of the Company.

         13.17. VENUE. Each of the Members consents to the jurisdiction of any state or federal court sitting in the State of New York for any action arising out of matters related to this Agreement. Each of the Members waives the right to commence an action in connection with this Agreement in any court outside of the State of New York. Each of the Members agrees that service of process on it in the manner set forth in Section 13.03 hereof shall be deemed effective service of process on such Member.

         13.18. WAIVER OF JURY TRIAL. EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

         13.19. ENFORCEABILITY OF POWER OF ATTORNEY. In the event it is subsequently determined that any power of attorney provision in this Agreement is unenforceable, the parties hereto agree to execute, acknowledge, deliver, file, record and publish such other instruments and documents (including separate powers of attorney), and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of such power of attorney provisions.

         13.20. AMENDMENTS. Subject to the provisions of Section 9.10, this Agreement may be amended with the approval of the Board of Managers by a Majority in Interest of the Members at the time of such amendment; provided that no amendment that has the effect of altering or changing the powers, preferences or special rights of any Member so as to affect that Member adversely will be binding on such Member unless that Member consents to such amendment.

         13.21. RAPID RESOLUTION PROCESS REQUIRED.

         The Members shall resolve any dispute that may arise in connection with this Agreement (including disputes referenced in Section 7.02(g) but excluding disputes covered by Section 12.03 of this Agreement (for which the dispute resolution process is described therein)) through a process of final and binding arbitration (without appeal or review) in the State of New York, administered by an independent arbitration tribunal pursuant to the commercial arbitration rules of the American Arbitration Association. Notwithstanding the foregoing, the arbitrator's decision on any matter submitted for arbitration shall be based upon what is commonly referred to as the "baseball arbitration" approach, whereby the arbitrator must select the position presented to the arbitration tribunal by one of the parties to the arbitration, and may not make a ruling/determination other than in favor of one of the two positions presented. If more than one issue shall be submitted to the same arbitrators for resolution, each such issue shall be deemed a separate arbitration for all purposes hereof, such issues to be identified separately by the parties in their submission to arbitration, and each such issue shall be subject to a separate decision by the arbitrators. All arbitrators appointed hereunder shall be persons having not less than ten (10) years' experience in the area of expertise on which the dispute is based.

         Any arbitration of a dispute shall be initiated by a delivery of a demand for arbitration with the American Arbitration Association and shall be completed by the parties and arbitration tribunal, and a written decision shall have been rendered, within forty-five (45) days of the delivery of such demand.

         THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD ANY PUNITIVE OR EXEMPLARY DAMAGES OR TO VARY OR IGNORE THE TERMS OF THIS AGREEMENT, AND SHALL BE BOUND BY CONTROLLING LAW.

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                                       47

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

                             BH/RE, L.L.C., a Nevada limited liability company

                             By: /s/  Douglas P. Teitelbaum
                                 ----------------------------------------
                             Name: Douglas P. Teitelbaum
                             Title: Manager

                             Starwood Nevada Holdings, LLC, a Delaware limited liability company

                             By: Starwood Hotels & Resorts Worldwide, Inc., a
                                 Maryland corporation, its sole member

                                 By: /s/  Theodore W. Darnall
                                     ------------------------------------
                                 Name: Theodore W. Darnall
                                 Title: President Real Estate Group

                                      Signature Page - Second Amended and
                                      Restated Operating Agreement - EquityCo

                                   APPENDIX A

                                  DEFINED TERMS

         As used in this Agreement, the following terms (including the singular and plural thereof) have the meanings set forth below:

         "AAA" has the meaning set forth in Section 12.03(b).

         "ADDITIONAL CAPITAL CONTRIBUTION" means, with respect to any Member, any amount contributed to the capital of the Company by such Member pursuant to
Section 4.02 hereof.

         "ADJUSTED CAPITAL ACCOUNT" means, with respect to any Member for any Taxable Year or other period, the balance in such Member's Capital Account as of the end of such period after crediting to such Capital Account any amount such Member is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i)(5).

         "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Member for any Taxable Year or other period, the deficit balance, if any, in such Member's Capital Account as of the end of such year or other period, after giving effect to the following adjustments:

                  (a) Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i)(5); and

                  (b) Debit to such Capital Account the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

         "AFFILIATE" means, with respect to any Person, (a) any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person, or (b) any other Person owning or controlling 10% or more of the outstanding voting interests of such Person, or (c) any officer, director, general partner, managing member or trustee of such Person, or (d) any other Person which is an officer, director, general partner, managing member, trustee or holder of 10% or more of the voting interests of any other Person described in clauses (a) through (c) of this definition. As used in this definition, the term "control", "controlling", "controlled by" or "under common control with" means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through voting securities, by contract or otherwise.

         "AGREEMENT" means this Second Amended and Restated Operating Agreement of EquityCo, L.L.C., including exhibits, schedules or addenda attached hereto, as amended and in effect from time to time pursuant to the terms of this Operating Agreement.

         "ARMS LENGTH" means that the cost of any goods or services purchased and the terms of such purchase are comparable to the costs and terms required by reputable and qualified unrelated third parties on an arms-length basis for goods or services of substantially identical scope and quality.

         "ARTICLES OF ORGANIZATION" has the meaning set forth in Section 2.01 of this Agreement.

         "BREAK-UP FEE" has the meaning given in the Purchase Agreement.

         "BANKRUPTCY CODE" means title 11 of the United States Code (as now in effect or hereafter amended).

         "BH/RE" has the meaning set forth in the introductory paragraph hereof.

         "BH/RE INITIAL CAPITAL CONTRIBUTION" has the meaning given in Section 4.01.

         "BOARD OF MANAGERS" means the committee formed and operated by the Members pursuant to Sections 7.01 and 7.02 hereof.

         "BOOK BASIS" means, with respect to any asset of the Company, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (a) The initial Book Basis of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board of Managers;

                  (b) The Book Basis of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Board of Managers as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses
         (i) and (ii) of this paragraph shall be made only if the Board of Managers reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company.

                  (c) The Book Basis of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board of Managers.

                  (d) The Book Basis of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), provided, however, that Book Basis shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

         If the Book Basis of an asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d), such Book Basis shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

         "BUSINESS DAYS" means any day during a calendar year which is not a Saturday, Sunday or a day on which banks are required or permitted to be closed in the State of New York.

         "CALL" has the meaning set forth in Section 12.01(a) hereof.

         "CALL NOTICE" has the meaning set forth in Section 12.01(b) hereof.

         "CALL PURCHASER" has the meaning set forth in Section 12.01(a) hereof.

         "CAPITAL ACCOUNT" means the separate account maintained for each Member under Section 4.03 hereof.

         "CAPITAL CONTRIBUTION" means, with respect to any Member, any Initial Capital Contribution, Additional Contribution, Preemptive Contribution or Reimbursement Shortfall Contribution made by such Member to the Company pursuant to this Agreement.

         "CASINO GENERAL MANAGER" means the individual, if any, hired to OpBiz to manage the operations of the casino on the Property (other than the OpBiz
CEO).

         "CLASS A MEMBERSHIP UNIT" has the meaning set forth in Section 2.07(a).

         "CLASS A PERCENTAGE INTEREST" means, for each Member, a percentage computed by dividing (x) the number of Class A Membership Units owned of record by such Member by (y) the number of Class A Membership Units owned of record by all Members.

         "CLASS B MEMBERSHIP UNIT" has the meaning set forth in Section 2.07(a).

         "CLASS B PERCENTAGE INTEREST" means, for each Member, a percentage computed by dividing (x) the number of Class B Membership Units owned of record by such member by (y) the number of Class B Membership Units owned of record by all Members.

         "CLOSING DATE" means the Closing Date under the Purchase Agreement.

         "CODE" means the Internal Revenue Code of 1986, as amended. Any reference herein to any specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future laws.

         "COMPANY" means the limited liability company formed pursuant to the Articles of Organization and operated pursuant to the terms of this Agreement.

         "COMPANY ACCOUNTANT" has the meaning set forth in Section 8.04 hereof.

         "COMPANY COMPETITOR" means a person in the business owning, operating, licensing (as licensor), franchising or managing a nationally recognized brand or system of hotels, motels or other transient lodging facilities.

         "COMPANY MINIMUM GAIN" means "partnership minimum gain" as defined in Treasury Regulation Section 1.704-2(d).

         "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 13.16(a) hereof.

         "CONTRIBUTING MEMBERS" has the meaning set forth in Section 4.02(b) hereof.

         "CONTRIBUTION ACCOUNT" means an account maintained for each Member which is increased by the amounts contributed by such Member pursuant to Sections 4.01 and 4.02 and the last sentence of Section 7.05(a) and decreased by amounts distributed to such Member pursuant to Section 6.03(a) (including amounts deemed distributed pursuant to Section 6.03(a) as a result of the penultimate sentence of Section 6.04).

         "CONTRIBUTION DATE" has the meaning set forth in Section 4.02(a) hereof.

         "CREDIT AGREEMENT" means an Amended and Restated Loan and Facilities Agreement by and among OpBiz, the lenders party thereto and The Bank of New York, Asset Solutions Division as Administrative and Collateral Agent; provided, however, that any reference herein to a specific provision or definition in the Credit Agreement shall refer to such provision or definition as it existed in the latest (as of the date of this Agreement) draft Credit Agreement circulated to OpBiz.

         "CREDIT AGREEMENT CURE CALL" means a determination by any Member holding a Percentage Interest of 10% or more to request that Members make Additional Capital Contributions on a pro rata basis in accordance with their relative Percentage Interests so that the Company may directly or indirectly make capital contributions to OpBiz for the purpose of providing the "EBITDA Cure Amount" (as defined in the Credit Agreement) as contemplated by Section 8.13(b) of the Credit Agreement or for the purpose of curing any payment default by OpBiz under the Credit Agreement (or any similar provisions of any replacement credit facility); provided, however, that no Credit Agreement Cure Call shall be for an aggregate amount in excess of the amount of capital required by OpBiz for such EBITDA Cure Amount or to cure such payment default or for such amounts to the extent the underlying default has been waived under the Credit Agreement.

         "DEEMED LIQUIDATION AMOUNT" has the meaning set forth in Section 12.01(d) hereof.

         "DEPRECIATION" means, for each Taxable Year of the Company, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that if the Book Basis of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Basis as the federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year is zero, Depreciation shall be determined with reference to such beginning Book Basis using any reasonable method selected by the Board of Managers.

         "DIRECTOR OF CASINO OPERATIONS" has the meaning set forth in the Hotel Management Agreement.

         "DIRECTOR OF HOTEL OPERATIONS" has the meaning set forth in the Hotel Management Agreement.

         "DISPUTE NOTICE" has the meaning set forth in Section 12.01(e) and
Section 12.02(e) hereof.

         "DRAG ALONG MEMBER" has the meaning set forth in Section 9.03(a).

         "EXPENSE REIMBURSEMENT" has the meaning set forth in the Purchase Agreement.

         "EXPENSES" means, for any period, the sum of the total gross expenditures of the Company during such period, including (a) all cash operating expenses (including, without limitation, all fees, commissions, expenses and allowances paid or reimbursed to any Member or any of its Affiliates pursuant to agreements to operate or manage the Property or otherwise as permitted hereunder), (b) all debt service payments, (c) all expenditures which are treated as capital expenditures (as distinguished from expense deductions) under generally accepted accounting principles, (d) all taxes, fees or charges, or similar assessments or levies, including real estate taxes, personal property taxes, sales taxes and non-U.S. income, capital gain or similar taxes or withholding, (e) all deposits of Revenues to the Company's reserve accounts, (f) all costs and expenditures related to any acquisition, sale, disposition, financing, refinancing or securitization of any Property, and (g) all cash contributions, loans or advances made directly or indirectly to any Subsidiary; provided, however, that Expenses shall not include (i) any payment or expenditure to the extent (A) the sources of funds used for such payment or expenditure are not included in Revenues or (B) such payment or expenditure is paid out of any Company reserve account, or (ii) any expenditure properly attributable to the liquidation of the Company.

         "FAIR MARKET VALUE" means the price agreed upon by a willing buyer and a willing seller both in possession of reasonable knowledge of all relevant facts, with neither party being under any compulsion to act or not to act.

         "FIRST NOTICE" has the meaning set forth in Section 12.01(e) and
Section 12.02(e) hereof.

         "GAAP" has the meaning set forth in Section 8.02 hereof.

         "GAMING" has the meaning set forth in Section 2.05 hereof.

         "GAMING LAWS" means those laws pursuant to which any Nevada Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in NRS Chapter 463, and the regulations of the Nevada Commission promulgated thereunder, and the Clark County Code.

         "GOVERNMENTAL AUTHORITIES" means any federal, state, local or municipal government, court, administrative agency or commission or other governmental or regulatory authority or agency.

         "HOTEL MANAGER" has the meaning set forth in Section 2.05 hereof.

         "HOTEL MANAGEMENT AGREEMENT" has the meaning set forth in Section 2.05 hereof.

         "HOTEL GENERAL MANAGER" means the person appointed as the "Director of Hotel Operations" pursuant to the Hotel Management Agreement.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 6.10(b) hereof.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 6.10(b) hereof.

         "INDEMNITEE" has the meaning set forth in Section 10.02(a) hereof.

         "INITIAL CAPITAL CONTRIBUTION" means, with respect to any Member, any amount contributed to the capital of the Company by such Member pursuant to
Section 4.01 hereof.

         "INTEREST" means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the Membership Units held by it and the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

         "LIQUIDATING MEMBER" means the Member designated as such by the Board of Managers.

         "LOANS" means any loans by the Company to one or more Subsidiaries to acquire, own, hold, manage, operate, lease and sell the Property.

         "LOSS" means, for each Taxable Year or other period, an amount equal to the Company's items of taxable deduction and loss for such Taxable Year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

                  (a) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;

                  (b) Loss resulting from any disposition of property of the Company with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

                  (c) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the Taxable Year or other period;

                  (d) Any items of deduction and loss specially allocated pursuant to Section 6.09 hereof shall not be considered in determining Loss; and

                  (e) Any decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of Loss.

         "MAJORITY-IN-INTEREST" means, as to the class or group of Members referred to, required or to be determined, such of those Members of that class or group having more than 50% of the Percentage Interests of the Members of that class or group.

         "MEMBER" means each of BH/RE and Starwood, or any other Person who is admitted as a member of the Company in accordance with this Agreement.

         "MEMBER MINIMUM GAIN" means the Company's "partner nonrecourse debt minimum gain" as defined in Treasury Regulation Section 1.704-2(i)(2).

         "MEMBER NONRECOURSE DEDUCTIONS" means "partner nonrecourse deductions" as defined in Treasury Regulation Section 1.704-2(i)(2).

         "MEMBERSHIP UNIT" has the meaning set forth in Section 2.07(a).

         "MEZZANINE LOAN AGREEMENT" means the agreement pursuant to which one or more investors (other than the Company) lends or contributes funds to MezzCo.

         "MEZZCO" has the meaning set forth in Section 2.05(a) hereof.

         "MINIMUM PERCENTAGE" shall have the meaning given in Section 12.02(e).

         "NET CASH FLOW" means, for any period, the excess of (a) Revenues for such period over (b) Expenses for such period.

         "NET LOSS" means, for any period, the excess of items of Loss over items of Profit, if applicable, for such period determined without regard to any items of Profit or Loss allocated pursuant to Section 6.02.

         "NET PROFIT" means, for any period, the excess of items of Profit over items of Loss, if applicable, for such period determined without regard to any items of Profit or Loss allocated pursuant to Section 6.02.

         "NEVADA ACT" means Chapter 86 of the Nevada Revised Statutes, as amended from time to time.

         "NEVADA GAMING AUTHORITIES" means state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials of the State of Nevada responsible for or involved in the regulation of gaming activities in any jurisdiction and within the State of Nevada, specifically, the Nevada Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.

         "NON-CONTRIBUTING MEMBER" has the meaning set forth in Section 4.02(b) hereof.

         "NONRECOURSE DEDUCTION" has the meaning set forth in Treasury Regulation Section 1.704-2.

         "NOTICES" has the meaning set forth in Section 13.03 hereof.

         "OPBIZ" has the meaning set forth in Section 2.05 hereof.

         "PARTIALLY ADJUSTED CAPITAL ACCOUNT" means, with respect to any Member for any Taxable Year or other period of the Company, the Capital Account balance of such Member at the beginning of such year or period, adjusted for all contributions and distributions during such year or period and all special allocations pursuant to Section 6.02 with respect to such year or period.

         "PERCENTAGE INTEREST" means, with respect to any Member, a percentage, reflecting a fraction, the numerator of which is the aggregate amount of the Capital Contributions made or deemed to have been made by such Member and the denominator of which is the aggregate amount of the Capital Contributions made or deemed to have been made by all of the Members as of the date of determination (in each case subject to adjustment as provided in this Agreement); provided, however, that, from and after the time that Starwood shall have made the entire Starwood Initial Capital Contribution and BH/RE shall have made the entire BH/RE Initial Capital Contribution, for purposes of calculating such Percentage Interests, BH/RE shall be deemed to have contributed 85% and Starwood 15% of the sum of the Starwood Initial Capital Contribution and the BH/RE Initial Capital Contribution; and provided further, however, that if a Member transfers all or any portion of its Interest to another Person in accordance with the terms of this Agreement, upon such Person's being admitted as a Member, such Person shall be deemed to have made a Capital Contribution in an amount equal to the product of the Percentage Interest Transferred and the aggregate amount of Capital Contributions made or deemed to have been made by all of the Members and there shall be a corresponding decrease in the amount of Capital Contributions deemed to have been made by the transferring Member.

         "PERSON" means any individual, partnership, corporation, limited liability company, trust or other entity.

         "PREEMPTIVE CONTRIBUTION" has the meaning set forth in Section 9.07 hereof.

         "PREEMPTIVE INTEREST" has the meaning set forth in Section 9.07 hereof.

         "PLANET HOLLYWOOD" has the meaning set forth in Section 2.05 hereof.

         "PROFIT" means, for each Taxable Year or other period, an amount equal to the Company's taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the
Code), with the following adjustments:

                  (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss will be added to taxable income or loss;

                  (b) Gain resulting from any disposition of property of the Company with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

                  (c) Any items specially allocated pursuant to Section 6.09 shall not be considered in determining Profit; and

                  (d) Any increase to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of Profit.

         "PROPERTY" means the Aladdin Hotel and Casino.

         "PROPOSAL LETTER" means the letter, dated October 22, 2002, from Bay Harbour Management, LC, Robert Earl and Starwood to Gaming.

         "PURCHASE AGREEMENT" means the Purchase Agreement executed by OpBiz for the acquisition of the Property and related assets.

         "PURCHASER" has the meaning set forth in Section 9.03(a) hereof.

         "PUT NOTICE" has the meaning set forth in Section 12.02(b) hereof.

         "PUT PRICE" has the meaning set forth in Section 12.02(d) hereof.

         "PUT RIGHT" has the meaning set forth in Section 12.02(a) hereof.

         "PUT SECURITIES" has the meaning set forth in Section 12.02(a) hereof.

         "QUALIFIED PUBLIC OFFERING" means the sale of any class of equity securities of the Company to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8 or any similar or successor form) filed under the Securities Act and through which the Company realizes gross proceeds of at least $100 million.

         "REIMBURSEMENT SHORTFALL CONTRIBUTION" has the meaning set forth in
Section 7.05(a) hereof.

         "RENOVATION" has the meaning set forth in Section 2.05(a) hereof.

         "RENOVATION CAPITAL EXPENDITURE BUDGET" means the budget covering the anticipated capital expenditures for the Renovation approved by the Board of Managers and in effect from time to time pursuant to Section 8.06 hereof.

         "REVENUES" means, for any period, the sum of the total gross revenues received by the Company during such period, including all receipts of the Company from (a) distributions from any Subsidiary, (b) proceeds from Capital Contributions or the sale or other disposition of all or any portion of the Property, or any interest therein, including an interest in any Subsidiary, (c) rent, additional rent and percentage rent paid to the Company (including for parking facilities), (d) concessions, (e) rent or business interruption insurance, if any, (f) funds made available to the extent such funds are withdrawn from the Company's reserve accounts and deposited into the Company's operating accounts, (g) proceeds from the financing, refinancing or securitization of any interest in the Property or any Subsidiary, (h) the payment of principal and interest on the Loans, and (i) all other revenues and receipts realized by the Company. Notwithstanding the foregoing, Revenues does not include proceeds incident to the liquidation of the Company, the Break-Up Fee or the Expense Reimbursement.

         "RENOVATION" has the meaning set forth in Section 2.05 hereof.

         "SALE" has the meaning set forth in Section 9.02(a) and 9.03(a) hereof.

         "SECOND NOTICE" has the meaning set forth in Section 12.01(e) and
Section 12.02(e) hereof.

         "SECURITIES ACT" has the meaning set forth in Section 13.01(a) hereof.

         "SELLING MEMBER" has the meaning set forth in Section 9.02(a) hereof.

         "SELLING MEMBERS" has the meaning set forth in Section 9.03(a) hereof.

         "STANDARD OF CARE" has the meaning set forth in Section 10.01.

         "STARWOOD" has the meaning set forth in the introductory paragraph hereof.

         "STARWOOD INITIAL CAPITAL CONTRIBUTION" shall have the meaning given in
Section 4.01.

         "STARWOOD INTERESTS" means any Interests issued by the Company to Starwood, whether such Interests are held by Starwood or another Starwood Member.

         "STARWOOD MEMBERS" means Starwood and its transferees (other than BH/RE).

         "SUBSIDIARY" means MezzCo, OpBiz or any other direct or indirect subsidiary of the Company.

         "SUBSIDIARY OPERATING AGREEMENT" means the organizational documents and operating agreements governing any Subsidiary.

         "TAG-ALONG MEMBER" has the meaning set forth in Section 9.02(a) hereof.

         "TAG-ALONG RIGHT" has the meaning set forth in Section 9.02(b) hereof.

         "TARGET ACCOUNT" means, with respect to any Member for any Taxable Year of the Company or other period, the excess of (a) an amount (which may be either a positive balance or a negative balance) equal to the hypothetical distribution (or contribution) such Member would receive (or contribute) if all assets of the Company, including cash, were sold for cash equal to their Book Basis (taking into account any adjustments to Book Basis for such year), all liabilities of the Company were then satisfied according to their terms (limited, with respect to each nonrecourse liability, to the Book Basis of the assets securing such liability) and all remaining proceeds from such sale were distributed pursuant to Section 6.03 (taking account of the penultimate sentence of Section 6.04) over (b) the amount of Company Minimum Gain and Member Minimum Gain that would be charged back to such Member as determined pursuant to Treasury Regulation
Section 1.704-2 immediately prior to such sale.

         "TAX LIABILITY DISTRIBUTION" has the meaning set forth in Section 6.04 hereof.

         "TAXABLE YEAR" means the taxable year of the Company for federal income tax purposes.

         "TIME SHARE PREMISES" has the meaning set forth in the Credit
Agreement.

         "TRANSFER" has the meaning set forth in Section 9.01(a) hereof.

         "TRANSFER DOCUMENTS" has the meaning set forth in Section 9.03(b) hereof.

         "TREASURY REGULATION" or "REGULATION" means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.

         "UNANIMOUS DECISIONS" has the meaning set forth in Section 7.01(g) hereof.

         "WARRANT" means the Warrant to Purchase Membership Interests of EquityCo, L.L.C. dated as of August 31, 2004, issued by BH/RE to The Bank of New York, Asset Solutions Division, as the same may from time to time be transferred or reissued in whole or in part in accordance with its terms.

         "WINDING UP PROFIT AND LOSS" means all items comprising Net Profit or Net Loss in the Winding Up Year.

         "WINDING UP YEAR" means the Taxable Year of the Company in which any of the events specified in Section 11.01 occur or any other event which causes the Company to be subject to Section 11.02 and each succeeding Taxable Year; provided however, if such disposition or liquidation occurs before the date on which the federal tax return of the Company must be filed for the previous tax year (without regard to extensions), the Winding Up Year shall, at the election of BH/RE, also include the immediately prior Taxable Year of the Company.

                               [END OF APPENDIX A]

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